                                                                    EXHIBIT 10.c

                            OXFORD HEALTH PLANS, INC.

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT is dated as of April 25, 2003 and entered into by and among OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), CREDIT SUISSE FIRST BOSTON ("CSFB"), acting through its Cayman Islands Branch, as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, "DOCUMENTATION AGENT").

                                 R E C I T A L S

         WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used, (i) to repay all Indebtedness outstanding on the Closing Date under the Existing Credit Agreement and to pay certain fees and expenses incurred in connection with the refinancing, (ii) to make payments in an amount not exceeding $225.0 million in respect of a settlement of a securities litigation involving Company (the "SECURITIES LITIGATION SETTLEMENT PAYMENT"), and (iii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

         WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its personal and mixed property, and all of the Capital Stock of Oxford Health Plans (NY), Inc., Oxford Heal h Plans (NJ), Inc., Oxford Health Plans (CT), Inc., and Investors Guaranty Life Insurance Company.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Administrative Agent, Syndication Agent and Documentation Agent agree as follows:

SECTION 1.        DEFINITIONS

         1.1      CERTAIN DEFINED TERMS.

         The following terms used in this Agreement shall have the following meanings:

         "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

         "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

         "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

         "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGENTS" means Administrative Agent and Syndication Agent.

         "AGREEMENT" means this Credit Agreement dated as of April 25, 2003, as it may be amended, supplemented or otherwise modified from time to time.

         "APPLICABLE BASE RATE MARGIN" means, as at any date of determination, a percentage per annum for Revolving Loans or Term Loans as set forth below opposite the applicable Credit Ratings:

                                             Revolving Loans                 Term Loans
    Credit Ratings                           Base Rate Margin             Base Rate Margin
----------------------                       ----------------             ----------------
BBB- or Baa3 or higher                             1.00%                       1.50%
BB+ or Ba1                                         1.25%                       1.75%
BB or Ba2 or lower                                 1.50%                       2.00%

; provided that in the event of split Credit Ratings, the applicable level shall be the highest level for which the criteria for either rating is met, unless the ratings differential is more than one ratings level, in which case the rating one level below the higher of the two Credit Ratings will determine the Applicable Base Rate Margin; provided further if either S&P or Moody's does not provide a Credit Rating, the lowest level of Credit Ratings will apply.

         "APPLICABLE LIBOR MARGIN" means, as at any date of determination, a percentage per annum for Revolving Loans or Term Loans as set forth below opposite the applicable Credit Ratings:

                                              Revolving Loans                Term Loans
    Credit Ratings                             LIBOR Margin                 LIBOR Margin
----------------------                        ---------------               ------------
BBB- or Baa3 or higher                             2.00%                       2.50%
BB+ or Ba1                                         2.25%                       2.75%
BB or Ba2 or lower                                 2.50%                       3.00%

; provided that in the event of split Credit Ratings, the applicable level shall be the highest level for which the criteria for either rating is met, unless the ratings differential is more than one ratings level, in which case the rating one level below the higher of the two Credit Ratings will determine the Applicable LIBOR Margin; provided further if either S&P or Moody's does not provide a Credit Rating, the lowest level of Credit Ratings will apply.

         "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

         "ARRANGERS" means CSFB and BAS, as joint lead arrangers.

         "ASSET SALE" means the sale, lease (other than an Operating Lease), conveyance or other disposition (including, without limitation, by way of a sale and leaseback and including any disposition by means of a merger, consolidation or similar transaction) by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiary Guarantors which are not Regulated Subsidiaries of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries other than (a) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and consistent with past practice, including, without limitation, the sale of any investments constituting a portion of an investment portfolio in the ordinary course of business and consistent with past practice, (b) Capital Contributions, and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less.

         "ASSIGNMENT AGREEMENT" means an Assignment and Assumption Agreement in substantially the form of Exhibit X annexed hereto.

         "AVAILABLE CASH" means at any date of determination, the aggregate Investments described in subsection 7.3(i) at Company and Subsidiary Guarantors (excluding any cash on hand at a Regulated Subsidiary of Company), which is not set aside or restricted for any particular purpose minus the sum of $75,000,000 and the next four payments required to be made in respect of Loans under subsection 2.4A.

         "BANK OF AMERICA" means Bank of America, N.A.

         "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

         "BAS" means Banc of America Securities LLC.

         "BASE RATE" means, at any time, the higher of (i) the Prime Rate or
(ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

         "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

         "BOARD OF DIRECTORS" means the Board of Directors of Company, or any authorized committee of the Board of Directors.

         "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York and Connecticut or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBO Rate or any LIBOR Loan, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "CAPITAL CONTRIBUTIONS" means the contributions by Company or a Subsidiary of Company to the capital of one or more of the Regulated Subsidiaries (whether or not in connection with the issuance of Capital Stock by the Regulated Subsidiary in exchange therefor) in order to satisfy 125% of the requirements for statutory capital at such Regulated Subsidiaries or 125% of Company Action Level Risk-based Capital at such Regulated Subsidiaries or other additional amounts if required by an applicable Healthcare Regulator; provided that a contribution from Oxford Health Plans (NY), Inc. to Oxford Health Insurance, Inc. shall not be deemed a Capital Contribution and provided that amounts contributed by Company to a Regulated Subsidiary which would otherwise be restricted assets of Company under the terms of Company's tax-sharing agreement with the Regulated Subsidiaries shall not be deemed a Capital Contribution.

         "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "CAPITAL STOCK" means the capital stock or other equity interests of a Person or any Security convertible into capital stock or warrants, rights or options to subscribe therefor.

         "CASH" means money, currency or a credit balance in a Deposit Account.

         "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable Securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings from S&P or Moody's;
(iv) certificates of deposit maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above.

         "CHANGE IN CONTROL" means such time as (i) Company becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting stock of Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other Securities of Company (whether or not such securities are then currently convertible or exercisable), (ii) the sale, lease or transfer of all or substantially all of the assets of Company to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), (iii), during any period of two consecutive years beginning from the Closing Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Company then in office, or (iv) the occurrence of any "change of control" pursuant to documentation relating to any Permitted Indebtedness.

         "CLASS", as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

         "CLOSING DATE" means the date on which the initial Loans are made.

         "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

         "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Security Agreement.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

         "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing a payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

         "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

         "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

         "COMPANY ACTION LEVEL RISK-BASED CAPITAL" means 200% of the Authorized Control Level as determined by the applicable NAIC Risk-Based Capital Model based on annual statutory filings.

         "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VII annexed hereto.

         "CONFIDENTIAL INFORMATION MEMORANDUM" means the Private Information Memorandum dated April 2003 and supplement thereto prepared by the Arrangers relating to the credit facilities evidenced by this Agreement.

          "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

         "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

         "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) charges relating to securities litigation, including reserves for legal expenses, involving Company not in excess of $196,300,000, (vii) charges in connection with a termination of a contract with Computer Sciences Corporation not in excess of $15,500,000 and (viii) other nonrecurring and extraordinary items, but only, in the case of clauses (ii)-(viii), to the extent deducted in the calculation of Consolidated Net Income, less (A) Investment and other income, net (as shown on the consolidated statements of income for such period), (B) recoveries of any item referred to in clause (vi) above added to Consolidated Net Income to determine Consolidated EBITDA for a prior period, and (C) nonrecurring and extraordinary items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, (i) any such amounts referred to in subsection 2.3 on or before the Closing Date and (ii) any interest on late claims paid by a Regulated Subsidiary that is included as a finance expense in Company's consolidated financial statements.

         "CONSOLIDATED LEVERAGE RATIO" means, at any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Fiscal Quarter for which such determination is being made minus Available Cash to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of the Fiscal Quarter for which the determination is being made.

         "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries and (iii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

         "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

         "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the sum of (i) aggregate amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis and (ii) Letter of Credit Usage and the face amount of outstanding letters of credit issued for the benefit of Company and its Subsidiaries that are not issued pursuant to this Agreement.

         "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
(2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

         "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

         "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Administrative Agent as to disposition of funds and/or securities in such account, without further consent by Company or any Subsidiary.

         "CREDIT RATINGS" means the credit ratings for the Commitments and the Loans under this Agreement as given by S&P and/or Moody's on a prospective basis prior to the Closing Date or on an actual basis thereafter.

         "CSFB" has the meaning assigned to that term in the introduction to this Agreement.

         "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

         "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than (x) an account evidenced by a negotiable certificate of deposit or (y) an account that holds monies deposited by plan participants or groups for payment of claims.

         "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

         "ELIGIBLE ASSIGNEE" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company nor any entity which is a competitor of Company and its Subsidiaries in the Healthcare Service Business nor any Affiliate of such an entity shall be an Eligible Assignee.

         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

         "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Entity or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

         "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Entity relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

         "ERISA AFFILIATE", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such

Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

         "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

         "EVENT OF DEFAULT" means each of the events set forth in Section 8.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "EXISTING CREDIT AGREEMENT" means that certain Credit Agreement dated as of December 22, 2000, as amended from time to time, among Company, the financial institutions party thereto, CSFB, as administrative agent, Deutsche Bank Securities Inc., as syndication agent and Credit Lyonnais New York Branch, as documentation agent.

         "EXTENDED MATURITY INDEBTEDNESS" means one or more issuances of Indebtedness of Company and its Subsidiaries in an initial aggregate principal amount not exceeding the principal amount of the Term Loans that has been repaid or prepaid minus the aggregate principal amount of any Permitted Indebtedness that exceeds $200,000,000, (x) having a final stated maturity no earlier than the six month anniversary of the final stated maturity of the Term Loans and percentage amortization no greater than the amortization of the Term Loans (i.e., Extended Maturity Indebtedness must have an averaged weighted life to maturity longer than the Term Loans), (y) which shall be included within this Agreement as increased Commitments hereunder and may be included as a separate Class, in any case, pursuant to an appropriate agreement of joinder executed by Company, Administrative Agent and the lenders committing to provide such additional Indebtedness, and (z) which shall be equally and ratably secured with the obligations under the Collateral Documents and receive the equal and ratable benefit of the Subsidiary Guaranty, if any.

         "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

         "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xii).

         "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

         "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

         "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

         "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "FUNDING AND PAYMENT ACCOUNT" means the account specified in the payment instructions appearing below Administrative Agent's signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

         "FUNDING AND PAYMENT OFFICE" means the office of Administrative Agent located at 11 Madison Avenue, New York, New York 10010 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

         "FUNDING DATE" means the date of the funding of a Loan.

         "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

         "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

         "GOVERNMENT ENTITY" means any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, including without limitation any Healthcare Regulator, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

         "GOVERNMENT REIMBURSEMENT PROGRAMS" means (i) the United States acting under the Medicare program established under the Federal Social Security Act or the Civilian Health and Medical Program for the Uniform Services, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to title XIX of the Federal Social Security Act or (iii) any agent, administrator intermediary or carrier for any of the foregoing.

         "GOVERNMENTAL AUTHORIZATION" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, any Government Entities, and (ii) any and all waiting periods imposed by applicable laws, rules and regulations.

         "GRANTING LENDER" has the meaning specified in subsection 10.1B(iv).

         "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Entity or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

         "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

         "HEALTHCARE AUTHORIZATIONS" means any and all Governmental Authorizations necessary to enable Company, any of its Principal Subsidiaries or any Subsidiary Guarantor to engage in the Healthcare Service Business, operate as an HMO or insurance company or participate in Government Reimbursement Programs.

         "HEALTHCARE REGULATIONS" means all laws, regulations, directives, administrative orders and decisions applicable to HMOs, healthcare service providers, healthcare-related insurance companies, Persons engaged in the Healthcare Service Business or any other similar Persons and any rules, regulations, orders, directives and decisions promulgated or issued pursuant thereto.

         "HEALTHCARE REGULATOR" means any Person charged with the administration, oversight or enforcement of any Healthcare Regulation, whether primarily, secondarily or jointly.

         "HEALTHCARE SERVICE BUSINESS" means a business, the majority of whose revenues (exclusive of revenues derived from extending credit to, or buying loans of, a company in such a business) are derived from providing or arranging to provide or administering, managing or monitoring healthcare services or any business or activity that is reasonably similar thereto that is, in either case, substantially similar to the business of Company or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, the issuance of insurance for healthcare services.

         "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "HMO" means any Person doing business as a health maintenance organization (or required to qualify or to be licensed as such) or a similar managed care organization under applicable Healthcare Regulations.

         "HOSTILE ACQUISITION" means the acquisition of the Capital Stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such Capital Stock or other equity interests which has not been approved (prior to such acquisition and which approval remain in effect) by resolutions of the Governing Body of such Person or by similar action if such Person is not a corporation.

         "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

         "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

         "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

         "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of June, 2003, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

         "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

         "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

         "INTEREST RATE DETERMINATION DATE", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

         "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiary Guarantors which are not Regulated Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than (x) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business or (y) funding accounts which are used to pay claims of plan participants or groups in an aggregate amount not to exceed $10,000,000) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary Guarantor of Company which is not a Regulated Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

         "INVESTMENT GRADE SECURITIES" means: (i) United States government Securities; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency;
(iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers' acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (v) any other debt Securities or debt instruments with a rating of "BBB-" or higher by S&P, "Baa-3" or higher by Moody's, Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or if none of S&P, Moody's and the NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

         "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

         "ISSUING LENDER" means, with respect to any Letter of Credit, the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

         "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

         "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

         "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

         "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

         "LIBO RATE" shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the "LIBO Rate" shall be the interest rate per annum determined by Administrative Agent as the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

         "LIBOR LOAN" means a Loan bearing interest at rates determined by reference to the LIBO Rate as provided in subsection 2.2A.

         "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

         "LOAN" or "LOANS" means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any Extended Maturity Indebtedness or any combination thereof.

         "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

         "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

         "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole or Company only or
(ii) the impairment in any material respect of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

         "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents), including contracts under Government Reimbursement Programs, for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

         "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT" has the meaning assigned to that term in subsection 7.8.

         "MOODY'S" means Moody's Investor Service, Inc.

         "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

         "NAIC" means the National Association of Insurance Commissioners and its successors.

         "NET ASSET SALE PROCEEDS", with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

         "NET DEBT SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4B(iii)(c).

         "NET EQUITY SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4B(iii)(b).

         "NON-CONSENTING LENDER" has the meaning assigned to that term in subsection 2.9.

         "NON-US LENDER" has the meaning assigned to that term in subsection 2.7B(iii)(a).

         "NOTES" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

         "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto.

         "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto.

         "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

         "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

         "OFFICER'S CERTIFICATE", as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

         "OPERATING LEASE", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

         "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

         "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

         "PATRIOT ACT" means the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

         "PERMITTED ACQUISITION" means the acquisition of a business (whether through the purchase of assets or of shares of Capital Stock) by Company or one of its Subsidiaries as to which the following conditions are satisfied: (a) such acquisition is not a Hostile Acquisition; (b) after giving effect thereto (and the incurrence and/or assumption of Indebtedness permitted to be incurred or assumed pursuant to subsection 7.1 in connection therewith), (i) Company is in pro forma compliance with the covenants set forth in subsection 7.6 and (ii) no Potential Event of Default or Event of Default shall have occurred and be continuing; and (c) in the case of any acquisition involving aggregate consideration (including Indebtedness incurred and/or assumed permitted to be incurred or assumed pursuant to subsection 7.1 and Capital Stock of Company) of $100,000,000 or more, Company delivers, on or prior to the date of consummation of such acquisition, to Administrative Agent an Officer's Certificate demonstrating in reasonable detail pro forma compliance with the covenants set forth in subsection 7.6 (after giving effect to such acquisition and the incurrence and/or assumption of any Indebtedness in connection therewith).

         "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as
         (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of Company or any of its Subsidiaries; and

                  (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

         "PERMITTED INDEBTEDNESS" means the unsecured Indebtedness of Company that may be issued from time to time after the Closing Date, in aggregate principal amount not to exceed the sum of $200,000,000, plus, on the date of issuance of such Indebtedness, the principal amount of the Term Loans that has been repaid or prepaid, minus the aggregate principal amount of any Extended Maturity Indebtedness outstanding on such date, which Indebtedness shall not mature, and have no mandatory prepayments or redemptions and no sinking fund payments, prior to October 31, 2009 and shall be issued pursuant to documentation containing covenants, defaults, remedies and other terms and conditions in form and substance satisfactory to Administrative Agent.

         "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

         "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Security Agreement.

         "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

         "PRIME RATE" means the rate that CSFB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

         "PRINCIPAL SUBSIDIARY" means each of Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc., Oxford Health Plans (CT), Inc., Oxford Health Insurance, Inc., and Investors Guaranty Life Insurance Company.

         "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

         "PRODUCT" means the products of Company and its Subsidiaries at the level of detail included in the Confidential Information Memorandum.

         "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any assignments of any Swing Line Loans purchased by any Lender, the percentage obtained by dividing
(x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

         "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

         "PURCHASE MONEY OBLIGATIONS" means, with respect to any Person, any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

         "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

         "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii)(b).

         "REGISTER" has the meaning assigned to that term in subsection 2.1D.

         "REGULATED SUBSIDIARY" means each of the following Subsidiaries of
Company: Investors Guaranty Life Insurance Company, Oxford Health Plans (NJ), Inc., Oxford Health Plans (NY), Inc., Oxford Health Insurance, Inc. and Oxford Health Plans (CT), Inc. and any other Person engaged in the Healthcare Service Business which is or becomes a Subsidiary of Company.

         "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

         "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

         "REQUEST FOR ISSUANCE" means a request substantially in the form of
Exhibit III annexed hereto.

         "REQUISITE CLASS LENDERS" means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

         "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

         "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding (other than a purchase of common stock of Company tendered upon exercise of an employee stock option that involves no payment of cash by Company), (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Permitted Indebtedness, including any Subordinated Indebtedness.

         "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

         "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

         "REVOLVING LOAN COMMITMENT TERMINATION DATE" means April 25, 2008.

         "REVOLVING LOAN EXPOSURE", with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of

Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments purchased by that Lender in any outstanding Swing Line Loans.

         "REVOLVING LOANS" means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

         "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, in each case substantially in the form of
Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

         "RISK-BASED CAPITAL MODEL" means the risk-based capital model filed annually by each of the Regulated Subsidiaries with its filing dated December 31 of each year.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies.

         "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

         "SECURITIES ACCOUNT" shall have meaning set forth in the UCC.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "SECURITIES LITIGATION SETTLEMENT PAYMENT" has the meaning specified in the Recitals.

         "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XII annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

         "SETTLEMENT AGREEMENT" means that certain Stipulation and Agreements of Settlement dated as of April 14, 2003 pursuant to which Company has agreed to make the Securities Litigation Settlement Payment.

         "SIGNIFICANT SUBSIDIARY" means any Principal Subsidiary or any other Subsidiary that either (x) would be a "significant subsidiary" as defined in
Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation S-X is in effect on the date hereof or (y) accounted for more than 10% of the consolidated revenues of Company and its Subsidiaries as shown on the consolidated audited financial statements of Company for the immediately preceding Fiscal Year.

         "SOLVENT", with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "SPC" has the meaning specified in subsection 10.1B(iv).

         "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case in accordance with custom and practice in the industry.

         "SUBJECT LENDER" has the meaning assigned to that term in subsection
2.9.

         "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

         "SUBSIDIARY", with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty pursuant to subsection 6.8A.

         "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.8A, substantially in the form of Exhibit XI annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

         "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

         "SWING LINE LENDER" means CSFB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

         "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

         "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

         "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory note issued by Company to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of Exhibit VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

         "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) by the United States or by any other Government Entity under the laws of which the Lender is organized or has its principal office or maintains its applicable lending office.

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

         "TERM LOAN COMMITMENT" means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and "TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

         "TERM LOAN EXPOSURE", with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment, and (ii), after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

         "TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

         "TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

         "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

         "TRANSACTION COSTS" means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

         "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

         1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

         Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite

Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

         1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.        AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

      2.1         COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

                  A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender having a Term Loan Commitment hereby severally agrees to make the Loans as described in subsection 2.1A(i), each Lender having a Revolving Loan Commitment hereby severally agrees to make the Loans described in subsection 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

                  (i) Term Loans. Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Term Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent, and the aggregate amount of the Term Loan Commitments is $400,000,000; provided that the Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

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

                  (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent at or before the Closing Date, and the aggregate original amount of the Revolving Loan Commitments is $50,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                  Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of the Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                  (iii)    Swing Line Loans.

                           (a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4 that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing

                  Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                           Anything contained in this Agreement to the contrary
                  notwithstanding, the Swing Line Loans and the Swing Line Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                           (b) Swing Line Loan Prepayment with Proceeds of
                  Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

                           (c) Swing Line Loan Assignments. If for any reason
                  (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased an assignment of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause
                  (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender to Administrative Agent who shall promptly notify the Revolving Lenders, each Revolving Lender shall deliver to Administrative Agent for the benefit of Swing Line Lender an amount equal to its respective assignment in same day funds to be credited to the Funding and Payment Account. Without limiting the effect of the deemed assignment described in the preceding sentence, in order to further evidence such assignment, each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's assignment as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly remit such payment to Administrative Agent for distribution to each such other Revolving Lender its Pro Rata Share of such payment.

                           (d) Revolving Lenders' Obligations. Anything
                  contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender's obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line

                  Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

                  B. BORROWING MECHANICS. Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii)) shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent (with a copy to Swing Line Lender) at the Funding and Payment Office a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender and Administrative Agent), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (and Swing Line Lender in the case of Swing Line Loans) on or before the applicable Funding Date.

                  Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

                  Company shall notify Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender and Administrative Agent) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

                  Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

                  C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested or the Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

                  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) with respect to Revolving Loans used to repay Refunded Swing Line Loans satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company not later than 2:30 P.M. (New York City time) on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account designated by Company in the applicable Notice of Borrowing.

                  Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement on the Loan made on such Funding Date. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

                  D. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable time) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Term Loan Commitment, Term Loans, Revolving Loan Commitment, Revolving Loans, Swing Line Loan Commitment and Swing Line Loans of each Lender from time to time (the "REGISTER"). Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

                  E. OPTIONAL NOTES. If so requested by any Lender by written notice to Company at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Term Loans, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions. In addition, if so requested by any Lender by written notice to Company at least two Business Days prior to the funding of any Extended Maturity Indebtedness, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on such Funding Date (or, if such notice is delivered after the Funding Date of such Extended Maturity Indebtedness, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Term Loans, in a form substantially similar to Exhibit IV annexed hereto, with appropriate insertions and modifications.

         2.2      INTEREST ON THE LOANS.

                  A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBO Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

                  (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                           (a) if a Base Rate Loan, a rate per annum equal at all times to the Base Rate plus the Applicable Base Rate Margin; or

                           (b) if a LIBOR Loan, a rate per annum equal at all times to the LIBO Rate plus the Applicable LIBOR Margin.

                  (ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin for Revolving Loans minus 0.50% per annum.

At such time as a change in the Credit Ratings occurs, Company shall notify Administrative Agent of such change, and the Applicable Base Rate Margin and Applicable LIBOR Margin shall automatically be adjusted to reflect the change in such Credit Ratings, such adjustment to become effective on the next succeeding Business Day following the date on which the change in the Credit Ratings by S&P or Moody's, as the case may be, was publicly announced.

                  B. INTEREST PERIODS. In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three, six or, with the concurrence of Lenders making the Loan, a nine or twelve month period; provided that:

                  (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR

         Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

                  (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                  (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond March 31, 2009, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

                  (vi) there shall be no more than twenty Interest Periods outstanding at any time; and

                  (vii) in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

                  C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity), provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

                  D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $5,000,000 and multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a LIBOR

Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto unless Company compensates Lenders for all breakage costs resulting from such payment or conversion pursuant to subsection 2.6D.

                  Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender of any Loan subject to any Notice of Conversion/Continuation.

                  E. DEFAULT RATE. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded;

provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

                  G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

         2.3      FEES.

                  A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments (but not including any outstanding Swing Line Loans) multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

                  B. OTHER FEES. Company agrees to pay to Administrative Agent on the Closing Date for distribution to Administrative Agent and Arrangers such other fees in the amounts and at the times separately agreed upon in writing among Company, Arrangers and Administrative Agent.

         2.4 SCHEDULED PAYMENTS OF TERM LOANS; REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER AN EVENT OF DEFAULT.

                  A. SCHEDULED PAYMENTS OF TERM LOANS. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

SCHEDULED REPAYMENT                    SCHEDULED REPAYMENT
       DATE                               OF TERM LOANS
-------------------                    -------------------
July 31, 2003                            $      1,000,000
October 31, 2003                         $      1,000,000

January 31, 2004                         $      1,000,000
April 30, 2004                           $      1,000,000
July 31, 2004                            $      1,000,000
October 31, 2004                         $      1,000,000

January 31, 2005                         $      1,000,000
April 30, 2005                           $      1,000,000
July 31, 2005                            $      1,000,000
October 31, 2005                         $      1,000,000
                                         $      1,000,000
January 31, 2006                         $      1,000,000
April 30, 2006                           $      1,000,000
July 31, 2006                            $      1,000,000
October 31, 2006                         $      1,000,000

January 31, 2007                         $      1,000,000
April 30, 2007                           $      1,000,000
July 31, 2007                            $      1,000,000
October 31, 2007                         $      1,000,000

January 31, 2008                         $      1,000,000
April 30, 2008                           $      1,000,000
July 31, 2008                            $     95,000,000
October 31, 2008                         $     95,000,000

January 31, 2009                         $     95,000,000
April 30, 2009                           $     95,000,000
         TOTAL                           $    400,000,000

; provided that the scheduled installments of principal of the Term Loan set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); provided further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than April 30, 2009, and the final installment payable by Company in respect of the Term Loan on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loan.

                  B.       PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN
COMMITMENTS.

                  (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part (without penalty or premium) in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans and, if the related Interest Period or Interest Periods end on the date of prepayment, LIBOR Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Loans, if the related Interest Period or Interest Periods do not end on the date of prepayment, in each case given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such notification from Company), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part (without penalty or premium) in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount; provided, however, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company compensates Lenders for all breakage costs resulting from such payment or conversion pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv). Notwithstanding anything in the foregoing provisions of this subsection 2.4B(i), if Company incurs Extended Maturity Indebtedness, Company shall make a proportionate voluntary prepayment of the Extended Maturity Indebtedness concurrently with each voluntary prepayment of the Term Loans.

                  (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days' prior written or telephonic notice, as determined by Administrative Agent in its sole discretion (who will promptly notify each Revolving Lender of such notification from Company), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount.

         Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4B(iv).

                  (iii) Mandatory Prepayments of Loans and Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

                           (a) Prepayments From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer's Certificate setting forth that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to apply within 364 days of the date of receipt of such Net Asset Sale Proceeds (i) to make investments in, to make capital expenditures relating to, or to acquire other tangible assets,
                  (ii) to make Capital Contributions, or (iii) with respect to Net Asset Sale Proceeds received from an Asset Sale by a Regulated Subsidiary which are not permitted under applicable Healthcare Regulations to be distributed or otherwise transferred without the consent or approval of a Healthcare Regulator, to retain such Net Asset Sale Proceeds. In addition, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Asset Sale Proceeds to such purposes; provided that mandatory prepayments required to be made from Asset Sales by Regulated Subsidiaries will be subject to compliance with applicable regulatory requirements, including without limitation any Healthcare Regulations. In addition, Company shall, no later than the 365th day after receipt of any Net Asset Sale Proceeds that Company intends to reinvest as provided in clause (2)(i) above and as described in the Officer's Certificate delivered pursuant to clause (2) above that have not theretofore been so reinvested, make an additional prepayment of the Term Loans in the full amount of all such Net Asset Sale Proceeds that are not so reinvested.

                           (b) Prepayments Due to Issuance of Equity Securities. No later than the first Business Day following receipt by Company or any of its Subsidiaries of the Cash proceeds, other than proceeds received from the exercise of employee, director and contractor stock options or other equity or equity-linked compensation pursuant to compensation plans approved by Company's Governing Body, net of (i) reasonable and customary underwriting discounts and commissions, financial advisory or placement fees and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (ii) any Capital Contributions required to be made from such proceeds to Company's Principal Subsidiaries ("NET EQUITY SECURITIES PROCEEDS") from the issuance of any equity Securities of Company or any of its Subsidiaries after the Closing Date, Company shall prepay the Term Loans in an aggregate amount equal to 50% of such Net Equity Securities Proceeds; provided that Company shall have delivered to Administrative Agent, on or before such date of receipt, an Officer's Certificate certifying as to the facts giving rise to any Capital Contributions required to be made with such Net Equity Securities Proceeds; provided, further, if Net Equity Securities Proceeds otherwise required to be used to prepay the Loans by this clause (b) at any time do not equal or exceed $5,000,000, Company may defer prepayment until aggregate Net Equity Securities Proceeds equal at least $5,000,000, such deferral to be evidenced by an Officer's Certificate setting forth the calculation of the Net Equity Securities Proceeds.

                           (c) Prepayments Due to Issuance of Indebtedness. No later than the first Business Day following receipt by Company or any of its Subsidiaries of the Cash proceeds, net of reasonable and customary underwriting discounts and commissions, financial advisory or placement fees and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, ("NET DEBT SECURITIES PROCEEDS") from the issuance of any debt Securities of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Debt Securities Proceeds; provided that, if Net Debt Securities Proceeds otherwise required to be used to prepay the Loans by this clause (c) at any time do not equal or exceed $5,000,000, Company may defer prepayment until aggregate Net Debt Securities Proceeds equal at least $5,000,000, such deferral to be evidenced by an Officer's Certificate setting forth the calculation of the Net Debt Securities Proceeds.

                           (d) Prepayments Due to Change of Control. Upon the occurrence of a Change of Control, Company shall prepay the Loans in full and deposit in the Collateral Account an amount equal to the aggregate amount that may be drawn under all Letters of Credit then outstanding, together with a premium equal to 1.00% of the aggregate principal amount of Loans so prepaid and the aggregate amount that may be drawn under all Letters of Credit then outstanding, and the Revolving Loan Commitments shall be terminated.

                           (e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(c), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Equity Securities Proceeds or Net Debt Securities Proceeds, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Term Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                           (f)      Prepayments Due to Reductions or
                  Restrictions of Revolving Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

                           (g)      Prepayments of Extended Maturity
                  Indebtedness. Notwithstanding anything in the foregoing provisions of this subsection 2.4B(iii) to the contrary, the amount of any mandatory prepayment otherwise to be made on the Term Loans shall be reduced by an amount sufficient to permit a proportionate mandatory prepayment of Extended Maturity Indebtedness and Company shall make a mandatory prepayment in such amount on such Indebtedness.

                  (iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitments.

                           (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) (whether the application thereof is specified by the Company or not) shall be applied to reduce the scheduled installments of the Term Loans set forth in subsection 2.4A on a pro rata basis.

                           (b) Application of Mandatory Prepayments to Scheduled Payments of Term Loans. Except as provided in subsection 2.4D, all mandatory prepayments of the Term Loans shall be applied to reduce scheduled amortization payments on a pro rata basis.

                           (c) Application of Prepayments to Base Rate Loans and LIBOR Loans. Any mandatory prepayments of any Loans pursuant to subsection 2.4B(iii) (other than clause (d) thereof) shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of losses, expenses and liabilities of the nature described in subsection 2.6D that may be sustained by a Lender.

                  C.       GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due to be credited to the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

                  (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

                  (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, to the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                  (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of payment of interest hereunder or of the commitment fees hereunder as the case may be.

                  (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

                  D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT.

                  (i) Application of Proceeds of Collateral. Upon termination of the Revolving Loan Commitments or upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders (a) all payments received on account of the Obligations, whether from Company, from any Subsidiary Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                           (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                           (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations (as defined in such Collateral Document) for the ratable benefit of the holders thereof; and

                           (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                  (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                           (a) To the payment of the costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                           (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

                           (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

         2.5      USE OF PROCEEDS.

                  A. TERM LOANS. The proceeds of the Term Loans shall be applied by Company to refinance Indebtedness under the Existing Credit Agreement, to pay the fees and expenses incurred in connection with the refinancing of the Existing Credit Agreement, to make the Securities Litigation Settlement Payment in accordance with the terms and conditions set forth in the Settlement Agreement, and for general corporate purposes, including, without limitation, repurchases of Capital Stock of Company.

                  B. REVOLVING LOANS; SWING LINE LOANS. The proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and general corporate purposes and Letters of Credit may be issued for the purposes set forth in the definition of such term.

                  C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         2.6      SPECIAL PROVISIONS GOVERNING LIBOR LOANS.

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

                  A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

                  B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBO Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

                  C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR LOANS. In the event that on any date any Lender shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly notify each other Lender of the receipt of such notice). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and
(d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

                  D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C but excluding a mandatory prepayment under clauses (a)-(c) of subsection 2.4B(iii)) or other principal payment or any conversion of any of its LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

                  E. BOOKING OF LIBOR LOANS. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender, subject to the provisions of subsection 2.8B.

                  F. ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a Dollar deposit in the London interbank market bearing interest at the rate obtained pursuant to the definition of LIBO Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

                  G. LIBOR LOANS AFTER DEFAULT. After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection
4.2 cannot then be satisfied, to be rescinded by Company.

         2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Entity, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Entity (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender, including any reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable to any Lender in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation
         D); or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.

                  B.       WITHHOLDING OF TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America.

                  (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                           (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                           (b) Company shall pay any such Tax when such Tax is due, regardless of whether the liability for payment of such Tax (i) is imposed on Company itself, Administrative Agent or any Lender or (ii) relates to any portion of any sums paid or payable to any Lender under any of the Loan Documents with respect to which such Lender does not act for its own account;

                           (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

         provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form

                  W-8BEN , and, in the case of a Lender that has certified in writing to Administrative Agent that it is not a "bank" (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                           (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                           (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect or in the event that, by virtue of a change in law or regulations, such forms are no longer valid evidence of a Person's exemption from withholding tax that is reasonably satisfactory to Company, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together

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

                  with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of any such payments, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (d) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or
                  (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Entity charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Entity, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction, increased to the extent necessary to take into account any taxes (including for these purposes any income, recordation, mortgage, stamp or documentary taxes) such Lender may incur as a result of such additional amounts; provided that no such amounts shall be payable by Company to any Lender unless such Lender shall have adopted a policy to assess such costs against all borrowers similarly situated.

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

         2.8 STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

                  B. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

         2.9      REPLACEMENT OF A LENDER.

         If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender (other than in respect of Eurocurrency liabilities under Regulation D), a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a "NON-CONSENTING LENDER") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a "SUBJECT LENDER"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a "back-to-back" letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees

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

pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement (1) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable) through such date of replacement, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required), the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents and the payment to the Subject Lender of all amounts required under the Assignment Agreement, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

SECTION 3.        LETTERS OF CREDIT

       3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

                  A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Loans pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the purposes specified in the definitions of Standby Letters of Credit and Commercial Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

                  (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

                  (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $20,000,000;

                  (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default

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

         has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

                  (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

                  (v) any Letter of Credit denominated in a currency other than Dollars.

                  B.       MECHANICS OF ISSUANCE.

                  (i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New York City time) at least five Business Days, or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance.

                  Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

                  (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect

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

         to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect.

                  (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

                  (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

         C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

         3.2      LETTER OF CREDIT FEES.

         Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

                  (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit, and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the daily amount available to be drawn under such Letter of Credit multiplied by the Applicable LIBOR Margin for Revolving Loans, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year commencing on the first such date to occur after the Closing Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

                  (ii) with respect to the amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the

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

         applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

         3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF
                  CREDIT.

                  A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

                  B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 noon (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

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

                  C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, to be credited to the Funding and Payment Account, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent, who shall make available to such Issuing Lender in same day funds, at the office of such Issuing Lender on such Business Day, the aggregate amount of the participation payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C(i), such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate. Nothing in this subsection 3.3C(i) shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C(i) in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which participation payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

                  (ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, such Issuing Lender shall distribute any such payment it receives to Administrative Agent and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata share of all payments subsequently received by Administrative Agent or such Issuing Lender from Company.

                  D.       INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit, interest on the amount paid in respect of each such payment from the date a drawing is honored to

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

         but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

                  (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute (x) to each Revolving Lender, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Lender for such Letter of Credit is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) to such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to the immediately preceding clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so reimbursed by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

         3.4      OBLIGATIONS ABSOLUTE.

         The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit;

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

                  (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                  (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by the applicable Issuing Lender in good faith under any Letter of Credit against presentation of a draft or other document which purports to comply with the terms of such Letter of Credit;

                  (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

                  (vi) any breach of this Agreement or any other Loan Document by any party thereto;

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                  (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

         3.5      INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

                  A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 2.7, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to

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honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Entity.

                  B. NATURE OF ISSUING LENDERS' DUTIES. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:
(i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Entity specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

                  Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.        CONDITIONS TO LOANS AND LETTERS OF CREDIT

         The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

         4.1 CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE LOANS.

         The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

                  A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall deliver to Administrative Agent the following with respect to Company or its Principal Subsidiaries, as the case may be, each, unless otherwise noted, dated the Closing Date:

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                  (i)      Copies of the Organizational Documents of such
         Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Person, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions (or Officer's Certificate in lieu thereof), each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of Company approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of Company as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of Company executing the Loan Documents to which it is a party;

                  (iv) Executed originals of the Loan Documents to which Company is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

         As of the Closing Date, no Subsidiary of Company is executing the Subsidiary Guaranty and Company is the sole Loan Party under this Agreement.

                  B. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

                  C.       CORPORATE AND CAPITAL STRUCTURE, AND OWNERSHIP.

                  (i) Corporate Structure. The corporate organizational structure of Company and its Subsidiaries shall be as set forth on
         Schedule 4.1C annexed hereto.

                  (ii) Capital Structure and Ownership. The capital structure and ownership of Company shall be as set forth on Schedule 4.1C annexed hereto.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all

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conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that where a representation and warranty, covenant or condition is qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition.

                  E. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS. On or before the Closing Date, Lenders shall have received from Company (i) audited consolidated financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 2002, (ii) unaudited consolidating financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 2002, (iii) a pro forma balance sheet, giving effect to the transactions contemplated by this Agreement as of December 31, 2002, which pro forma balance sheet shall be in form and substance satisfactory to Administrative Agent and
(iv) either (a) projected financial statements (including balance sheets and statements of operations and cash flows) of Company and its Subsidiaries for the five-year period after the Closing Date, all of the foregoing to be (x) substantially consistent with the financial statements delivered pursuant to clauses (i) and (ii) above and (y) otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent or (b) an Officer's Certificate certifying that there has been no material adverse change in the projected results of operations set forth in the projections contained in the Confidential Information Memorandum.

                  F. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Sullivan & Cromwell LLP, counsel for Loan Parties, Daniel Gregoire, Esq., General Counsel of Company, and Robinson & Cole LLP, Connecticut counsel for Company in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII-A, Exhibit VIII-B and Exhibit VIII-C, respectively, annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

                  G. OPINIONS OF ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit IX annexed hereto.

                  H. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

                  I. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations, Healthcare Authorizations and all consents of other Persons, in each case that are necessary or advisable in order to perform its obligations under the Loan Documents and the continued operation of the business conducted by Company and its Principal Subsidiaries in substantially

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the same manner as conducted prior to the Closing Date. Each such Governmental
Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Entity to take action to set aside its consent on its own motion shall have expired.

                  J. CASH. Company shall have delivered an Officer's Certificate demonstrating that Company will not have less than $75,000,000 in available Cash, Cash Equivalents and Investment Grade Securities (excluding any Cash, Cash Equivalents and Investment Grade Securities of a Subsidiary) after giving effect to the transactions contemplated by this Agreement on the Closing Date.

                  K. MATTERS RELATING TO EXISTING INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES.

                  (i) Termination of Existing Credit Agreements and Related Liens; Existing Letters of Credit. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of new letters of credit to support the obligations of Company and its Subsidiaries with respect thereto.

                  (ii) Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officer's Certificate of Company stating that, after giving effect to the transactions described in this subsection 4.1K, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents) shall consist of Indebtedness in an aggregate amount not to exceed $11.2 million in respect of Capital Leases described on Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

                  L. SECURITY INTERESTS. None of the Real Property Assets of any Loan Party owned or leased on the Closing Date constitutes Collateral. No mortgages or fixture filings will be recorded as of the Closing Date. Administrative Agent shall have received evidence satisfactory to it that Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that may be necessary or, in

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the opinion of Administrative Agent, desirable in order to create in favor of
Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) First Priority security interest in the entire personal property Collateral. Such actions shall include the following:

                  (i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise reasonably satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements filings and all judgment and tax lien filings which may have been made with respect to any personal property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements. Delivery to Administrative Agent of UCC financing statements, duly executed by each Loan Party (if required) with respect to all personal property Collateral, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

                  (iv) Control Agreements. Delivery to Administrative Agent of Control Agreements in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents.

                  M. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

         4.2      CONDITIONS TO ALL LOANS.

         The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

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                  A.       Administrative Agent shall have received before that
Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

                  B.       As of that Funding Date:

                  (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that where a representation and warranty is already qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition.

                  (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default;

                  (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                  (iv) No order, judgment or decree of any arbitrator or Government Entity shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

                  (v) Company shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent.

         4.3      CONDITIONS TO LETTERS OF CREDIT.

         The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

                  A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

                  B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

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                  C.       On the date of issuance of such Letter of Credit, all
conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

         5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each of the Loan Parties and the Principal Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each of the Loan Parties and the Principal Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Settlement Agreement to which it is a party and to carry out the transactions contemplated thereby.

                  B. QUALIFICATION AND GOOD STANDING. Each of the Loan Parties and the Principal Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or to be in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect either individually or in the aggregate.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv). Schedule 5.1 identifies which Subsidiaries of Company are Regulated Subsidiaries, Principal Subsidiaries and Significant Subsidiaries and which Subsidiaries of Company are Loan Parties hereunder. In the judgment of Company any Significant Subsidiary of Company which is not identified as a Loan Party in Schedule 5.1 would not be permitted by applicable Healthcare Regulators or regulatory restrictions to execute and deliver the Subsidiary Guaranty and/or any Collateral Documents with respect to the Obligations. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a

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corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect either individually or in the aggregate. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

         5.2      AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Settlement Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the Settlement Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation, including without limitation any Healthcare Regulation, applicable to a Loan Party or any of the Principal Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Entity binding on a Loan Party or any of the Principal Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of a Loan Party or any of the Principal Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of a Loan Party or any of the Principal Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Healthcare Regulator or other Government Entity or any Person under any Contractual Obligation of a Loan Party or any of the Principal Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

                  C. GOVERNMENTAL CONSENTS. The execution and delivery by Loan Parties of the Loan Documents and the Settlement Agreement to which they are parties and the consummation of the transactions contemplated thereby on the Closing Date and the repayment of the Loans do not and will not require any Governmental Authorization (other than the Settlement Agreement).

                  D. BINDING OBLIGATION. Each of the Loan Documents and the Settlement Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency,

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reorganization, moratorium, fraudulent transfer or similar laws relating to or limiting creditors' rights generally or by general equitable principles.

                  E. FOREIGN ASSET CONTROL REGULATIONS, ETC. Neither the making of the Loans to Loan Parties hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or its Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the Patriot Act. No part of the proceeds from the making of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

         5.3      FINANCIAL CONDITION.

         Company has heretofore delivered to Lenders, at Lenders' request, the financial statements (including pro forma financial statements) and information for the period ended December 31, 2002. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. None of Company and its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

         5.4      NO MATERIAL ADVERSE CHANGE.

         Since December 31, 2002, except as disclosed in any document filed with the Securities and Exchange Commission prior to the date hereof, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

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         5.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY; HEALTHCARE AUTHORIZATIONS.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7 and except for minor defects in title that do not interfere with the obligations of any Loan Party or any Principal Subsidiary to conduct its business as now conducted. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether Company or one of its Subsidiaries is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Subsidiary of Company, enforceable against such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C. INTELLECTUAL PROPERTY. As of the Closing Date, Company and its Subsidiaries own, or have the right to use, all Intellectual Property used in the conduct of its business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted other than as set forth in Schedule 5.5C and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

                  D. HEALTHCARE AUTHORIZATIONS. Company and its Subsidiaries have all Healthcare Authorizations and other Governmental Authorizations necessary or advisable in

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connection with the continued operation of the businesses conducted by Company and its Subsidiaries on the Closing Date and are in compliance with the terms and conditions thereof, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

         5.6      LITIGATION; ADVERSE FACTS.

         Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Entity (including any Environmental Claims) or pursuant to any Healthcare Regulations that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and there have occurred no adverse developments in any Proceedings, whether or not listed on Schedule 5.6, that, in either case, if determined adversely to the interest of Company or its Subsidiaries, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Healthcare Regulations and Environmental Laws) which violation, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Entity, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         5.7      PAYMENT OF TAXES.

         Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL CONTRACTS.

                  A. Neither any Loan Party nor any Principal Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions under any Healthcare Regulation or Government Reimbursement Program or contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

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                  B.       Neither any Loan Party nor any Principal Subsidiary
is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  C. All Material Contracts listed on Schedule 5.8 are in full force and effect and no material defaults currently exist thereunder.

         5.9      GOVERNMENTAL REGULATION.

         Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than, with respect to Regulated Subsidiaries, applicable Healthcare Regulations) or which may otherwise render all or any portion of the Obligations unenforceable.

         5.10     SECURITIES ACTIVITIES.

                  A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

         5.11     EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

                  B.       No ERISA Event has occurred or is reasonably expected

to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

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                  D.       As of the most recent valuation date for any Pension
Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

                  E. None of Company and its Subsidiaries contributes, or has ever contributed, to a Multiemployer Plan.

         5.12     CERTAIN FEES.

         Except as required by this Agreement and any agreement referenced in subsection 2.3B, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

         5.13     ENVIRONMENTAL PROTECTION.

         Except as set forth in Schedule 5.13 annexed hereto:

                  (i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                  (ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

                  (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

                  (iv) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

         Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to the past or present activities of Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any

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Hazardous Materials Activity, including any matter disclosed on Schedule 5.13, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

         5.14     EMPLOYEE MATTERS.

         There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

         5.15     SOLVENCY.

         Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

         5.16     MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1L and 6.8 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Entity is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities and except for such authorizations, approvals, notices, filings or other actions as may be required under any Healthcare Regulations in connection with the pledge of the shares of Regulated Subsidiaries, all of which authorizations, approvals, notices, filings or other actions have been made or obtained or will be made or obtained as soon as practicable after the Closing Date, but in any event within ten Business Days thereafter, or in connection with the exercise by Administrative Agent of any rights or remedies in respect of any Collateral.

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                  C.       ABSENCE OF THIRD-PARTY FILINGS. Except such as may
have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, other than financing statements that are being terminated or assigned to Administrative Agent for benefit of Lenders substantially concurrently with the Closing Date, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or in the U.S. Copyright Office.

                  D. REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or the terms or conditions of any Healthcare Authorization or Healthcare Regulation.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         5.17     DISCLOSURE.

         No representation or warranty of Company or any of its Subsidiaries contained in the Confidential Information Memorandum or in any Loan Document or the Settlement Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

         5.18     FRAUD AND ABUSE.

         Neither Company nor any of its Subsidiaries, nor any of their respective officers or directors has, on behalf of Company or any of its Subsidiaries, knowingly or willfully violated any Healthcare Regulation, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment or for use in determining rights to any benefit or

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payment under a Government Reimbursement Program; (ii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Reimbursement Program, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order in of any good, facility, service or item for which payment may be made in whole or in part by any Government Reimbursement Program that, in any case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         5.19     REIMBURSEMENT.

         With respect to Government Reimbursement Programs, (i) no notice of any offsets against future reimbursement has been received by Company, nor to the knowledge of Company, is there any reasonable basis therefor, except with respect to offsets in the ordinary course of business that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments, except such adjustments made in the ordinary course of business that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iii) Company has received no notice of pending, threatened or possible suspension, exclusion, decertification or other loss of participation that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         5.20     SUBORDINATED INDEBTEDNESS.

         The Obligations constitute senior Indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Subordinated Indebtedness of Company and its Subsidiaries.

         5.21     TAX SHELTER REGULATIONS.

         Company does not intend to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Accordingly, if Company so notifies Administrative Agent, Company acknowledges that one or more Lenders may treat their Commitments and/or their interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

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SECTION 6.        COMPANY'S AFFIRMATIVE COVENANTS

         Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

         6.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

         Company will maintain, and cause each of the Subsidiary Guarantors and Principal Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

                  (i) Operating Information: as soon as available, and in any event within 45 days after the end of each period specified (unless otherwise specified), a report or reports showing, for such period (a) risk-based capital of each Regulated Subsidiary at the end of each Fiscal Year (to be provided with 90 days after the end of each Fiscal
         Year), (b) statutory net worth of each Regulated Subsidiary at the end of each Fiscal Quarter (to be provided within 45 days of the end of each of the first three Fiscal Quarters and 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year), (c) dividends requested and received from each Regulated Subsidiary during each Fiscal Quarter,
         (d) the number of members as of the end of each Fiscal Quarter by state and Product and (e) the following information for Company and its Subsidiaries on a consolidated and quarterly basis: (1) medical loss ratio, (2) administrative loss ratio, (3) premium revenue on a per member per month basis, (4) medical expenses on a per member per month basis, (5) administrative expense on a per member per month basis and
         (6) the number of fully insured member months.

                  (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of operations, shareholders' equity and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period and the balance sheet of Company only as at the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, subject to changes resulting from audit and normal year-end adjustments (which requirement may be satisfied, to the extent such report contains the information specified, by the delivery of Company's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission, by the time specified), and (b) a certificate of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries and of Company only as at the dates indicated and the

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         results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                  (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year and the balance sheet of Company only as at the end of such Fiscal Year and cash flows of Company only for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail (which requirement may be satisfied, to the extent such report contains the information specified, by the delivery of Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, by the time specified), (b) a certificate of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries and of Company only as at the dates indicated and the results of operations and cash flows for the periods indicated, and
         (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                  (iv) Compliance Certificate: together with each delivery of quarterly and annual consolidated financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

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                  (v)      Reconciliation Statements: if, as a result of any
         change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or
         (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or
         (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision
         (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision
         (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

                  (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

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                  (viii)   SEC Filings: promptly upon their becoming available,
         copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, and (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission;

                  (ix) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

                                    (x)      with respect to (a) Company's or
                           any of its Subsidiaries' qualification or right to participate in any Government Reimbursement Program,
                           (b) the compliance or non-compliance by Company or any of its Subsidiaries with the terms or provisions of any Government Reimbursement Program or any Healthcare Authorization or (C) the right of Company or any of its Subsidiaries to receive or retain amounts received or due or to become due from any Government Reimbursement Programs, together with all other such Proceedings, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                                    (y)      if adversely determined, has a
                           reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                                    (z)      seeks to enjoin or otherwise
                           prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) together with each delivery of quarterly and annual consolidated financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $10,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings; provided that the Company and its Subsidiaries shall not be obliged to provide any information if to do so would cause the Company or a Subsidiary to be materially disadvantaged in defending itself in connection with any such proceeding; and provided further that such requirement may be satisfied by delivery of Company's Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as filed

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         with the Securities and Exchange Commission, to the extent such report contains the information required by this clause (b);

                  (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xi)     ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

                  (xii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of operations and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of operations and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based in the form previously provided to Lenders, (c) such other information and projections as any Lender may reasonably request;

                  (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

                  (xiv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule
         5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement
         Schedule 5.1 annexed hereto for all purposes of this Agreement);

                  (xv) Health Care Compliance: promptly upon any senior officer of Company obtaining knowledge of (i) any material claim, complaint, notice or request for information received by Company or any of its Subsidiaries with respect to compliance with Healthcare Regulations or to the delivery of healthcare services by Company or any of its Subsidiaries and payment therefor (excluding malpractice claims and routine license and certification surveys), including, but not limited to, any violation or alleged

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         violation of any federal, state or local statute, regulation or ordinance, including without limitation any Healthcare Regulation, relating to the delivery of medical services and payment therefor, including, but not limited to, the requirements set forth under federal Medicare statutes, 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b and 1395nn, and the regulations promulgated thereunder and related state or local statutes or regulations (or any successor federal or state statute or regulation) to the extent that any such claim, complaint, notice or request for information could reasonably be expected to result in a Material Adverse Effect or (ii) the suspension, termination, revocation or restriction or proposed suspension, termination, revocation or restriction of any material Healthcare Authorization by any Government Entity;

                  (xvi) Events of Default, etc.: promptly upon any senior officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (xvii) Tax Forms: promptly after Company has notified Administrative Agent of any intention by Company to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation
         Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

                  (xviii) Annual Statutory Statements: with reasonable promptness, copies of all statutory filings for material Regulated Subsidiaries, upon request by any Agent; and

                  (xix) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

         6.2      EXISTENCE, ETC.

         Except as permitted under subsection 7.7, Company will, and will cause each Subsidiary Guarantor and each Principal Subsidiary to, at all times (i) preserve and keep in full force and effect its existence and all rights and franchises material to its business and (ii) maintain and keep in full force and effect its Healthcare Authorizations material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right, franchise or Healthcare Authorization if the Governing Body of Company or such

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Subsidiary shall determine in its sole discretion that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

         6.3      PAYMENT OF TAXES AND CLAIMS; TAX.

                  A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

                  B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

         6.4      MAINTENANCE OF PROPERTIES; INSURANCE.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption or excess expense insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall provide for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

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         6.5      INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that except upon the occurrence and during the continuance of a Potential Event of Default or Event of Default, not more than one such set of visits and inspections may be conducted each calendar quarter.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         6.6      COMPLIANCE WITH LAWS, ETC.

         Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Entity (including all Healthcare Regulations and Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

         6.7      ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent and Lenders:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  (ii) Notice of Certain Releases, Remedial Actions, etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which

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         could reasonably be expected to result in one or more Environmental
         Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  (iii) Written Communications Regarding Environmental Claims, Releases, etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

                  (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to
         (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                  B. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

                  (i) Remedial Actions Relating to Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

                  (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any

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         of its Subsidiaries and discharge any obligations it may have to any
         Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

         6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

                  A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that (i) any Person becomes a direct or indirect Subsidiary of Company that is a Significant Subsidiary after the date hereof other than any such Subsidiary that is a Regulated Subsidiary that in the judgment of Company would not be permitted by applicable Healthcare Regulators to undertake the actions described below, (ii) Company or any of its Subsidiaries transfers or causes to be transferred in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $2,000,000 to any Subsidiary that is not a Subsidiary Guarantor or to any Regulated Subsidiary (other than in connection with an Investment permitted pursuant to subsection 7.3 hereof) or
(iii) any Subsidiary of Company that is not a Subsidiary Guarantor guarantees any Indebtedness of Company or pledges any of its assets to secure any Indebtedness of Company other than the Indebtedness under this Agreement, Company will promptly notify Administrative Agent of that fact and (1) execute, or cause the applicable Subsidiary to execute, a Pledge Supplement (as such term is defined in the Security Agreement) and (2) cause such new Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a counterpart to the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1L) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

                  B. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. In the event any Person becomes a direct or indirect Subsidiary of Company, Company shall deliver to Administrative Agent, together with the Loan Documents required to be delivered pursuant to subsection 6.8A, if any, (i) certified copies of such Subsidiary's Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) if applicable, a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if applicable, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary,

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(b) the due authorization, execution and delivery by such Subsidiary of such
Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

                  C. CONTROL AGREEMENTS. Company shall not permit any of its Deposit Accounts, or any Deposit Account of a Subsidiary Guarantor, at any time to have a principal balance in excess of $500,000, and will not permit to exist, or allow any Subsidiary Guarantor to permit to exist, any Securities Account or brokerage account, unless Company or such Subsidiary Guarantor, as the case may be, has (i) executed and delivered to Administrative Agent a Control Agreement (in the case of any Subsidiary Guarantor, to the extent permitted by applicable regulatory requirements), and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such Deposit Account or Securities Account or brokerage account, as the case may be; provided that, if Company or such Subsidiary Guarantor is unable to obtain a Control Agreement from the financial institution or securities intermediary at which the account is maintained, Company shall, or shall cause such Subsidiary Guarantor to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable account to an account maintained at a financial institution or securities intermediary from which Company or such Subsidiary Guarantor has obtained a Control Agreement.

SECTION 7.        COMPANY'S NEGATIVE COVENANTS

         Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

         7.1      INDEBTEDNESS.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Company may become and remain liable with respect to the Obligations;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection
         7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases, Purchase Money Obligations or similar financing transactions relating to its properties, assets and rights acquired after the

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         Closing Date; provided that the aggregate principal amount of such
         Indebtedness under this clause does not exceed 100% of the cost of such properties, assets and rights; and provided, further that the aggregate principal amount of such Indebtedness of the Regulated Subsidiaries under this clause does not exceed $50,000,000;

                  (iv) Company or any Subsidiary Guarantors which are not Regulated Subsidiaries or, to the extent required to comply with applicable regulatory requirements, any Regulated Subsidiary, may incur and remain liable with respect to, intercompany Indebtedness between or among Company and any such Subsidiary Guarantors and any such Regulated Subsidiaries or between or among any such Subsidiary Guarantors and any such Regulated Subsidiaries; provided that (a) all such intercompany Indebtedness (other than intercompany accounts receivable and accounts payable incurred in the ordinary course of business) shall be evidenced by promissory notes, (b) all such intercompany Indebtedness (other than intercompany accounts receivable and accounts payable incurred in the ordinary course of business) owed by Company to any of its Subsidiary Guarantors that are not Regulated Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

                  (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;

                  (vi) Company may incur, if no Event of Default or Potential Event of Default shall have occurred and be continuing after giving effect to the incurrence of such Permitted Indebtedness, and remain liable with respect to Permitted Indebtedness;

                  (vii) Company or any Subsidiaries of Company may incur and remain liable with respect to obligations in an aggregate amount of up to $10,000,000 in respect of performance and surety bonds and completion guarantees provided by Company or any Subsidiaries in the ordinary course of business;

                  (viii) Company or a Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted under subsection 7.3 and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition; provided, further that such Indebtedness does not exceed $5,000,000 in the aggregate;

                  (ix) Company and its Subsidiary Guarantors which are not Regulated Subsidiaries and, to the extent required to comply with applicable regulatory

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         requirements, Regulated Subsidiaries, may become and remain liable with respect to other Indebtedness which together with Contingent
         Obligations permitted under subsection 7.4(viii) do not exceed $5,000,000 in an aggregate amount at any time outstanding; and

                  (x) Company may become and remain liable with respect to Extended Maturity Indebtedness.

         7.2      LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii)     Liens granted pursuant to the Collateral Documents;

                  (iii)    Liens described in Schedule 7.2 annexed hereto;

                  (iv) Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof; and provided further, that all such Liens do not in the aggregate secure Indebtedness in excess of $5,000,000 at any time;

                  (v) Liens securing Indebtedness permitted pursuant to subsection 7.1(iii); provided, however, that the Lien shall apply only to the asset so acquired; and

                  (vi) Other Liens securing Indebtedness of Company or Subsidiary Guarantors which are not Regulated Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

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                  C.       NO FURTHER NEGATIVE PLEDGES. Except for a provision
substantially identical to this subsection 7.2C in the documentation for Permitted Indebtedness that is not Subordinated Indebtedness, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement, (b) as may be provided in an agreement with respect to an Asset Sale and (c) as provided by any law or any governmental regulation or order or pursuant to any agreement or understanding with any Government Entity; provided that, if such order would prevent Company from making a payment under this Agreement, Company has used its reasonable efforts to have any such order diminished or removed by any Government Entity authorized to do so and to obtain any exemptive orders from the relevant Government Entity with respect to such encumbrance or restriction to the extent such exemptive orders are reasonably practicable under applicable laws and regulations.

         7.3      INVESTMENTS; ACQUISITIONS.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Subsidiaries may make and own Investments in Cash, Cash Equivalents and Investment Grade Securities and may enter into repurchase agreements and reverse repurchase agreements with any Lender or any primary dealer of United States government Securities relating to Investment Grade Securities maturing within two years from the date of acquisition thereof;

                  (ii) Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Company and Company and its Subsidiaries may (a) make Capital Contributions in any Regulated Subsidiary and make capital contributions to the Regulated Subsidiaries of amounts which would otherwise be restricted assets of Company under the terms of Company's tax-sharing agreement with the Regulated Subsidiaries and, in either case, own any resulting

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         additional equity Investments and (b) make and own additional equity
         Investments in any Subsidiary Guarantor that is not a Regulated Subsidiary;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

                  (iv) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

                  (vi) Company and its Subsidiaries may make Permitted Acquisitions and own the assets so acquired in one or more transactions for an aggregate consideration (including the principal amount of any Indebtedness assumed as permitted by subsection 7.1(viii)) not in excess of $100,000,000 for all Permitted Acquisitions; provided that Company and its Subsidiaries may make Permitted Acquisitions for an aggregate consideration in excess of $100,000,000 (and, in determining compliance with this covenant, after such aggregate consideration equals or exceeds $100,000,000) if, after giving effect to the payment of such consideration (and the principal amount of assumed Indebtedness), Available Cash equals $1.00 or more; provided further that, in any Permitted Acquisition, Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsection 6.8 with respect to each such acquisition that results in a Person becoming a Subsidiary;

                  (vii) Company and its Subsidiaries may make and own other Investments if, after giving effect to the making of such Investment, Available Cash equals $1.00 or more;

                  (viii) Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with (a) such officers' or employees' acquisition of shares of Company's common stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations, (b) loans and advances in the ordinary course of business for travel, relocation and similar purposes and (c) other loans and advances to employees in the ordinary course of business pursuant to employment agreements or otherwise;

                  (ix) Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

                  (x) Company and its Subsidiaries may endorse negotiable instruments for collection in the ordinary course of business;

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                  (xi)     Company and its Subsidiaries may make and own
         Investments consisting of performance bonds and letters of credit and other similar surety devices obtained to support, or in lieu of, performance bonds, in each case entered into in the ordinary course of business; and

                  (xii) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries, as security for any such Indebtedness or claim or in consideration of services or other non-cash value provided by Company or one of its Subsidiaries.

         7.4      CONTINGENT OBLIGATIONS.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                  (i) Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty or and such Subsidiaries party to the Subsidiary Guaranty may become and remain liable with respect to Contingent Obligations in respect of Permitted Indebtedness;

                  (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

                  (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements with respect to Indebtedness in an aggregate notional principal amount not to exceed the principal amount of the Indebtedness covered by such Hedge Agreements;

                  (iv) Company or any Subsidiaries of Company may incur and remain liable with respect to Contingent Obligations arising from agreements of Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed by Company or a Subsidiary in connection with the disposition of any business, assets or a Subsidiary, other than Contingent Obligations with respect to Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or otherwise; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Company and its Subsidiaries in connection with such disposition;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount not to exceed at any time $5,000,000;

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                  (vi)     Company may become and remain liable with respect to
         Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

                  (vii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in
         Schedule 7.4 annexed hereto;

                  (viii) Company and its Subsidiary Guarantors which are not Regulated Subsidiaries and, to the extent required to comply with applicable regulatory requirements, Regulated Subsidiaries, may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations, together with Indebtedness permitted under subsection 7.1(ix), shall at no time exceed $5,000,000;

                  (ix) If required by applicable Healthcare Regulators, Company may guarantee that the directly-owned Regulated Subsidiaries will maintain capital as required by such Healthcare Regulators; and

                  (x) Company may enter into commitments in respect of or guaranties to fund its Regulated Subsidiaries at certain levels pursuant to requirements of any applicable Government Entity.

         7.5      RESTRICTED JUNIOR PAYMENTS.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may make the Restricted Junior Payments if (i) no Event of Default or Potential Event of Default shall occur and be continuing or shall be caused thereby, (ii) the proposed Restricted Junior Payment is not in violation of the terms of the Permitted Indebtedness,
(iii) after giving effect to such proposed Restricted Junior Payment, Company is in pro forma compliance with the covenants set forth in subsection 7.6 and (iv) after giving effect to such Restricted Junior Payment, Available Cash equals $1.00 or more.

         7.6      FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any consecutive four-Fiscal Quarter period to be less than 5.00:1.00.

                  B. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date to exceed 1.40:1.00.

                  C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth at any time to be less than: the sum of (i) $425,000,000, (ii) 75% of Consolidated Net Income of Company and its Subsidiaries for each Fiscal Quarter for which

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financial statements are available commencing with the Fiscal Quarter ending on
December 31, 2002 (for purposes of this calculation if Consolidated Net Income for a Fiscal Quarter is a negative number, Consolidated Net Income shall equal zero) and (iii) 75% of proceeds (net of costs and expenses associated therewith) of equity Securities issued by Company and its Subsidiaries, but (iv) less the aggregate repurchases of Company common stock permitted by subsection 7.5, including such repurchases for the period between December 31, 2002 and the Closing Date.

                  D. CAPITAL REQUIREMENT FOR PRINCIPAL SUBSIDIARIES. Company will not allow the capital of any of its Principal Subsidiaries to be less than the greater of 100% of Company Action Level Risk-based Capital or 100% of the requirements for statutory capital.

         7.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

         Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary or, in the case of any Subsidiary, issue shares of Capital Stock), whether now owned or hereafter acquired, except:

                  (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor that is not a Regulated Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor that is not a Regulated Subsidiary; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

                  (ii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales (excluding sales consisting of the Capital Stock of a Principal Subsidiary); provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the assets so sold shall not consist of any group contracts or subscriber contracts relating to group health plans of Company or any Principal Subsidiary;

                  (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

                  (iv) Company and its Subsidiaries may make Asset Sales of assets (excluding Asset Sales consisting of the Capital Stock of a Principal Subsidiary) having a fair market value not in excess of $2,000,000; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 80% of the consideration received shall be cash;
         (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D; and (d) the

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         assets so sold shall not consist of any group contracts or subscriber contracts relating to group health plans of Company or any Principal Subsidiary;

                  (v) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

                  (vi) Capital Stock of a Subsidiary may be sold to Company or a Subsidiary Guarantor that is not a Regulated Subsidiary;

                  (vii) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

                  (viii) Any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

                  (ix) Company or any Subsidiary may sell or otherwise dispose of any stock or assets of, liquidate, or discontinue any part of any business of Company or its Subsidiaries, if in Company's sole discretion, the preservation thereof is no longer desirable or in the best interests of Company or any Subsidiary, and the disposition could not reasonably be expected to result in a Material Adverse Effect.

         7.8      CONSOLIDATED CAPITAL EXPENDITURES.

         Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of $60,000,000 (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT"); provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any (but in no event more than $12,000,000), of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.

         7.9      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might

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be obtained at the time from Persons who are not such a holder or Affiliate;
provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiary Guarantors that are not Regulated Subsidiaries or between any of its wholly-owned Subsidiary Guarantors that are not Regulated Subsidiaries; (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries; and (iii) any employment agreement entered into by Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Company or such Subsidiary (including, without limitation, any such employment agreements entered into prior to the Closing Date).

         7.10     SALES AND LEASE-BACKS.

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and the proceeds of such transaction are applied in compliance with subsection 2.4B(iii)(a).

         7.11     CONDUCT OF BUSINESS.

         From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

         7.12 AMENDMENTS OF DOCUMENTS RELATING TO PERMITTED INDEBTEDNESS AND SUBORDINATED INDEBTEDNESS.

         Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Permitted Indebtedness, including any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Permitted Indebtedness or such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, in the case of any Subordinated Indebtedness, change the subordination provisions thereof (or of any

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guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Permitted Indebtedness or such Subordinated Indebtedness (or a trustee or other representative on their behalf) that would be adverse to Company or Lenders.

         7.13     FISCAL YEAR.

         Company shall not change its Fiscal Year-end from December 31.

         7.14     SECURITIES LITIGATION SETTLEMENT PAYMENT.

                  A. Company will apply the proceeds of the Term Loans in a timely manner to pay the Securities Litigation Settlement Payment in accordance with terms and conditions set forth in the Settlement Agreement.

                  B. If for any reason (including failure by the applicable court to enter a final order approving the terms of the Settlement Agreement) the Settlement Agreement does not become effective in accordance with its terms, upon return of all or any portion of the Securities Litigation Settlement Payment to Company as provided in the Settlement Agreement, such amount shall be either applied to prepay the Term Loans in accordance with subsection 2.4B(i) or deposited in a Deposit Account or Securities Account in which Administrative Agent has a First Priority security interest. Amounts so deposited may thereafter, at any time, only be used, at the option of Company, to make a future Securities Litigation Settlement Payment on terms and conditions reasonably satisfactory to Administrative Agent or to prepay Term Loans in accordance with subsection 2.4B(i).

SECTION 8.        EVENTS OF DEFAULT

         If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

         8.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

         Failure by Company to pay any installment of principal of or premium on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

         8.2      DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an aggregate principal amount in excess of $5,000,000; or

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                  (ii)     breach or default by Company or any of its
         Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

         8.3      BREACH OF CERTAIN COVENANTS.

         Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

         8.4      BREACH OF WARRANTY.

         Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         8.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

         Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Subsidiary becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

         8.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 20 consecutive days; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant

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         Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary), and any such event described in this clause (ii) shall continue for 20 consecutive days unless dismissed, bonded or discharged; or

         8.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) shall make any assignment for the benefit of creditors; or

                  (ii) Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

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         8.8      JUDGMENTS AND ATTACHMENTS.

         Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

         8.9      DISSOLUTION.

         Any order, judgment or decree shall be entered against Company or any of its Significant Subsidiaries (or group of Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         8.10     EMPLOYEE BENEFIT PLANS.

         There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $2,000,000; or

         8.11 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

         At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any significant part of the Collateral purported to be covered thereby, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding

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(whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

         Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

         Notwithstanding anything contained in the second preceding paragraph, if at any time within 30 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.        ADMINISTRATIVE AGENT

         9.1      APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. CSFB is hereby appointed Administrative Agent hereunder and under the other Loan Documents and Bank of America is

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hereby appointed as Syndication Agent. Each Lender hereby authorizes
Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

                  B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

         In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

         Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be

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removed, all the rights, powers, privileges and duties of such Supplemental
Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

         9.2      POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

                  B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from

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Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

                  D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

         Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         9.4      RIGHT TO INDEMNITY.

         Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agents and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of each of them to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments,

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suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or and other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent's gross negligence or willful misconduct. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         9.5      SUCCESSOR ADMINISTRATIVE AGENT AND SWING LINE LENDER.

                  A. SUCCESSOR ADMINISTRATIVE AGENT. Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

                  B. SUCCESSOR SWING LINE LENDER. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of CSFB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

         9.6      COLLATERAL DOCUMENTS AND GUARANTIES.

         Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that

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Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

         9.7      DUTIES OF OTHER AGENTS.

         None of the Lenders identified in this Agreement as a "co-agent" or Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

         9.8      ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

         In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

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                  (i)      to file and prove a claim for the whole amount of
         principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

         Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.       MISCELLANEOUS

         10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the

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Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  B.       ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and any assignment of all or any portion of a Revolving Loan Commitment and participation in Letters of Credit shall be made only as an assignment (and, in the case of Letters of Credit, participations) of the same proportionate part of the assigning Lender's Revolving Loan Commitment, Revolving Loans and Letters of Credit, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent (which initially shall be ClearPar, LLC) or, (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire, such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a) and information requested under the Patriot Act and (d) Administrative Agent and, if no Event of Default has occurred and is continuing, Company shall have consented thereto (which consent, in either case, shall not be unreasonably withheld); provided that, (i) with respect to the Term Loans, no consent of Company or Administrative Agent shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender,(ii) with respect to the Revolving Loans, no consent of Company shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (iii) no consent of Company shall be required in connection with any assignment relating to the primary allocation or syndication of the Term Loans or Revolving Loans by CSFB to Persons that are either organized under the laws of the United States or are qualified to do business in one or more states of the United States. Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have

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         the rights and obligations of a Lender hereunder and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit
         V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

                  (iii) Deemed Consent. If the consent of Company to an Eligible Assignee is required hereunder, Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through

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         Administrative Agent) unless such consent is expressly refused by
         Company prior to such fifth Business Day.

                  (iv) Loans by Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "GRANTING LENDER") may grant to a special purpose fund vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the SPC shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the Granting Lender would have been entitled to receive with respect to any Loan made by the SPC, (iv) determinations pursuant to subsection 2.6C shall be made solely in respect of the Granting Lender and not the SPC and (v) as to any Loans or portion thereof made by it, each SPC shall have all the rights that the Granting Lender would have had under this Agreement; provided, however, that each SPC shall have granted to the Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise, on such SPC's behalf, all of such SPC's voting rights under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and, as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1, any SPC may
         (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit liquidity enhancement to such SPC.

                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more banks or other entities in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender

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shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and
(ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

                  G. AGREEMENTS OF ASSIGNEES. Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree (i) that it is an Eligible Assignee

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described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control) and (iv) the Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

         10.2     EXPENSES.

         Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto;
(ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors or accountants and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided; (vi) the costs incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent or Syndication Agent in connection with the syndication of the Commitments; and (viii) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit

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arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

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         10.3     INDEMNITY.

         In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, employees, agents and affiliates of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

         As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or
(iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

         To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

         10.4     SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby

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authorized by Company at any time or from time to time, without notice to
Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Company and each other Loan Party against and on account of the obligations and liabilities of Company or any other Loan Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         10.5     RATABLE SHARING.

         Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set

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forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

         10.6     AMENDMENTS AND WAIVERS.

         No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender, or with respect to the following clause (a), each Lender with Obligations directly affected thereby: (a) (1) increase the amount of the Commitment of such Lender or reduce the principal amount of or premium on any Loan, (2) postpone the date (including both the final maturity date and any interim amortization date) or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan,
(3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, or (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date; or (b) (1) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral (it being understood and agreed that an increase in the amount of any Indebtedness of Company under this Agreement secured ratably by the Collateral shall not be deemed a release of Collateral), or release all or substantially all Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, (2) change in any manner the definition of "Class" or the definition of "Pro Rata Share" or the definition of "Requisite Class Lenders" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders or changes resulting from the incurrence of Extended Maturity Indebtedness), (3) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, or (4) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6. In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit,
(iv) no amendment, modification, termination or waiver of any provision of
Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) no amendment, modification, termination or waiver of any provision

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of subsection 2.4 that has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause
(v)) and (vi) no amendment, modification, termination or waiver of subsection 10.1B(iv) shall be effective without the consent of all SPC's that have made Loans that remain outstanding. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

         Notwithstanding the foregoing, Lenders hereby agree to the funding of any Extended Maturity Indebtedness under this Agreement and to any amendments and modifications to this Agreement to reflect the terms of such Extended Maturity Indebtedness to the extent such amendments and modifications could be approved by the action of Requisite Lenders (and not by any action required on behalf of all Lenders). Any such amendments and modifications shall be effective upon execution by Company, Administrative Agent and the financial institutions providing such Extended Maturity Indebtedness.

         10.7     INDEPENDENCE OF COVENANTS.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         10.8     NOTICES; EFFECTIVENESS OF SIGNATURES.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and

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Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

         Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

         10.9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

         10.10    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.11    MARSHALLING; PAYMENTS SET ASIDE.

         Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and

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continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         10.12    SEVERABILITY.

         In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         10.13    OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

         The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

         10.14    RELEASE OF SECURITY INTEREST OR GUARANTY.

         Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Administrative Agent shall, at such Loan Party's expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security

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interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

         10.15    APPLICABLE LAW.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         10.16    CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP.

         Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         10.17    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

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                  (IV)     AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE
         IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                  (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

                  (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         10.18    WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         10.19    CONFIDENTIALITY.

         Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its Affiliates, to an Approved Fund or to the related investment advisor and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Entity,
(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company,
(h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the NAIC or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Entity or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Entity) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, non-public information shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

         10.20    COUNTERPARTS; EFFECTIVENESS.

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This

Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

         COMPANY:

                                   OXFORD HEALTH PLANS, INC.

                                   By: /s/ KURT B. THOMPSON
                                       --------------------
                                   Title: Executive Vice President and Chief
                                          Financial Officer

                                   Notice Address:
                                          48 Monroe Turnpike
                                          Trumbull, CT 06611
                                          Attention: Kurt B. Thompson,
                                                     Executive Vice President
                                                     and Chief Financial Officer

         LENDERS:

                           CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually and as Administrative Agent

                           By:    /s/ DAVID MILLER
                                  ----------------
                           Title: Managing Director

                           By:    /s/ CHRISTOPHER LALLY
                                  ---------------------
                           Title: Vice President
                           Notice Address:
                                  11 Madison Avenue, 8th Floor
                                  New York, New York 10010
                                  Attention: Agency Department Manager
                                  Facsimile: (212) 325-8304

                           Payment Instructions:
                                  Bank of New York
                                  ABA 021000018
                                  A/C Name: CSFB Agency Cayman Account
                                  A/C Number: 8900492627
                                  Reference: Oxford Health

                                     BANK OF AMERICA, N.A.,
                                     individually and as Syndication Agent

                                     By: /s/ JOSEPH L. CORAH
                                         -------------------
                                     Title: Principal

                                     Notice Address:
                                            100 North Tryon Street
                                              NC1-007-17-11
                                              Charlotte, NC 28255

                                     Payment Instructions:
                                             Bank of America
                                             ABA: 111000012
                                             A/C Number: 3750836479
                                             A/C Name: Corporate Credit Services
                                             Reference: Oxford Health Plans Inc.

                                     FLEET NATIONAL BANK, individually and as a Documentation Agent

                                     By:     /s/ Judi N. Agre
                                             ----------------
                                     Title:  Senior Vice President

                                     JPMORGAN CHASE BANK, individually and as a Documentation Agent

                                     By:     /s/ T. DAVID SHORT
                                             ------------------
                                     Title:  Vice President

                                     CREDIT LYONNAIS NEW YORK BRANCH

                                     By: /s/ C.U. NEIDREID
                                     Title:  Senior Vice President

                                     BANK ONE, N.A.

                                     By:  /s/ David Jurgens
                                     Title:  Director

                                     THE CIT GROUP/EQUIPMENT FINANCING,
                                     INC.

                                     By: /s/ D.H.Dobbs
                                         -------------
                                     Title:  Vice President

                                CREDIT AGREEMENT

                           DATED AS OF APRIL 25, 2003

                                      AMONG

                            OXFORD HEALTH PLANS, INC.
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                           CREDIT SUISSE FIRST BOSTON,
                             AS ADMINISTRATIVE AGENT

                                       AND

                             BANK OF AMERICA, N.A.,
                              AS SYNDICATION AGENT

                                       AND

                               FLEET NATIONAL BANK
                                       AND
                              JPMORGAN CHASE BANK,
                          EACH AS A DOCUMENTATION AGENT

                           CREDIT SUISSE FIRST BOSTON
                                       AND
                         BANC OF AMERICA SECURITIES LLC,
                            AS JOINT LEAD ARRANGERS,
                             AND JOINT BOOK MANAGERS

                                TABLE OF CONTENTS

                                                                                                                         Page No.
                                                                                                                         --------
SECTION 1.            DEFINITIONS................................................................................            1

         1.1      Certain Defined Terms..........................................................................            1

         1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.............           27

         1.3      Other Definitional Provisions and Rules of Construction........................................           28

SECTION 2.            AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.................................................           28

         2.1      Commitments; Making of Loans; the Register; Notes..............................................           28

         2.2      Interest on the Loans..........................................................................           34

         2.3      Fees...........................................................................................           38

         2.4      Scheduled Payments of Term Loans; Repayments, Prepayments and
                  Reductions in Revolving Loan Commitments; General Provisions
                  Regarding Payments; Application of Proceeds of Collateral and Payments
                  After An Event of Default......................................................................           39

         2.5      Use of Proceeds................................................................................           46

         2.6      Special Provisions Governing LIBOR Loans.......................................................           46

         2.7      Increased Costs; Taxes; Capital Adequacy.......................................................           48

         2.8      Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate....................           53

         2.9      Replacement of a Lender........................................................................           53

SECTION 3.            LETTERS OF CREDIT..........................................................................           54

         3.1      Issuance of Letters of Credit and Lenders' Purchase of Participations Therein..................           54

         3.2      Letter of Credit Fees..........................................................................           56

         3.3      Drawings and Reimbursement of Amounts Paid Under Letters of Credit.............................           57

         3.4      Obligations Absolute...........................................................................           59

         3.5      Indemnification; Nature of Issuing Lenders' Duties.............................................           60

SECTION 4.            CONDITIONS TO LOANS AND LETTERS OF CREDIT..................................................           61

         4.1      Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans......................           61

         4.2      Conditions to All Loans........................................................................           65

         4.3      Conditions to Letters of Credit................................................................           66

SECTION 5.            COMPANY'S REPRESENTATIONS AND WARRANTIES...................................................           67

         5.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries..................           67

         5.2      Authorization of Borrowing, etc................................................................           68

         5.3      Financial Condition............................................................................           69

         5.4      No Material Adverse Change.....................................................................           69

         5.5      Title to Properties; Liens; Real Property; Intellectual Property; Healthcare
                  Authorizations.................................................................................           70

         5.6      Litigation; Adverse Facts......................................................................           71

         5.7      Payment of Taxes...............................................................................           71

         5.8      Performance of Agreements; Materially Adverse Agreements; Material Contracts...................           71

         5.9      Governmental Regulation........................................................................           72

         5.10     Securities Activities..........................................................................           72

         5.11     Employee Benefit Plans.........................................................................           72

         5.12     Certain Fees...................................................................................           73

         5.13     Environmental Protection.......................................................................           73

         5.14     Employee Matters...............................................................................           74

         5.15     Solvency.......................................................................................           74

         5.16     Matters Relating to Collateral.................................................................           74

         5.17     Disclosure.....................................................................................           75

         5.18     Fraud and Abuse................................................................................           75

         5.19     Reimbursement..................................................................................           76

         5.20     Subordinated Indebtedness......................................................................           76

         5.21     Tax Shelter Regulations........................................................................           76

SECTION 6.            COMPANY'S AFFIRMATIVE COVENANTS............................................................           77

         6.1      Financial Statements and Other Reports.........................................................           77

         6.2      Existence, etc.................................................................................           82

         6.3      Payment of Taxes and Claims; Tax...............................................................           83

         6.4      Maintenance of Properties; Insurance...........................................................           83

         6.5      Inspection Rights; Lender Meeting..............................................................           84

         6.6      Compliance With Laws, etc......................................................................           84

         6.7      Environmental Matters..........................................................................           84

         6.8      Execution of Subsidiary Guaranty and Personal Property Collateral
                  Documents After the Closing Date ..............................................................           86

SECTION 7.            COMPANY'S NEGATIVE COVENANTS...............................................................           87

         7.1      Indebtedness...................................................................................           87

         7.2      Liens and Related Matters......................................................................           89

         7.3      Investments; Acquisitions......................................................................           90

         7.4      Contingent Obligations.........................................................................           92

         7.5      Restricted Junior Payments.....................................................................           93

         7.6      Financial Covenants............................................................................           93

         7.7      Restriction on Fundamental Changes; Asset Sales................................................           94

         7.8      Consolidated Capital Expenditures..............................................................           95

         7.9      Transactions with Shareholders and Affiliates..................................................           95

         7.10     Sales and Lease-Backs..........................................................................           96

         7.11     Conduct of Business............................................................................           96

         7.12     Amendments of Documents Relating to Permitted Indebtedness and
                  Subordinated Indebtedness...... ...............................................................           96

         7.13     Fiscal Year....................................................................................           97

         7.14     Securities Litigation Settlement Payment.......................................................           97

SECTION 8.            EVENTS OF DEFAULT..........................................................................           97

         8.1      Failure to Make Payments When Due..............................................................           97

         8.2      Default in Other Agreements....................................................................           97

         8.3      Breach of Certain Covenants....................................................................           98

         8.4      Breach of Warranty.............................................................................           98

         8.5      Other Defaults Under Loan Documents............................................................           98

         8.6      Involuntary Bankruptcy; Appointment of Receiver, etc...........................................           98

         8.7      Voluntary Bankruptcy; Appointment of Receiver, etc.............................................           99

         8.8      Judgments and Attachments......................................................................          100

         8.9      Dissolution....................................................................................          100

         8.10     Employee Benefit Plans.........................................................................          100

         8.11     Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation of
                  Obligations........... ........................................................................          100

SECTION 9.            ADMINISTRATIVE AGENT.......................................................................          101

         9.1      Appointment....................................................................................          101

         9.2      Powers and Duties; General Immunity............................................................          103

         9.3      Independent Investigation by Lenders; No Responsibility for Appraisal of
                  Creditworthiness...............................................................................          104

         9.4      Right to Indemnity.............................................................................          104

         9.5      Successor Administrative Agent and Swing Line Lender...........................................          105

         9.6      Collateral Documents and Guaranties............................................................          105

         9.7      Duties of Other Agents.........................................................................          106

         9.8      Administrative Agent May File Proofs of Claim..................................................          106

SECTION 10.           MISCELLANEOUS..............................................................................          107

         10.1     Successors and Assigns; Assignments and Participations in Loans and
                  Letters of Credit........ .....................................................................          107

         10.2     Expenses.......................................................................................          113

         10.3     Indemnity......................................................................................          114

         10.4     Set-Off; Security Interest in Deposit Accounts.................................................          114

         10.5     Ratable Sharing................................................................................          115

         10.6     Amendments and Waivers.........................................................................          116

         10.7     Independence of Covenants......................................................................          117

         10.8     Notices; Effectiveness of Signatures...........................................................          117

         10.9     Survival of Representations, Warranties and Agreements.........................................          118

         10.10    Failure or Indulgence Not Waiver; Remedies Cumulative..........................................          118

         10.11    Marshalling; Payments Set Aside................................................................          118

         10.12    Severability...................................................................................          119

         10.13    Obligations Several; Independent Nature of Lenders' Rights.....................................          119

         10.14    Release of Security Interest or Guaranty.......................................................          119

         10.15    Applicable Law.................................................................................          120

         10.16    Construction of Agreement; Nature of Relationship..............................................          120

         10.17    Consent to Jurisdiction and Service of Process.................................................          120

         10.18    Waiver of Jury Trial...........................................................................          121

         10.19    Confidentiality................................................................................          121

         10.20    Counterparts; Effectiveness....................................................................          122

Signature pages .................................................................................................          S-1

                                    EXHIBITS

                  I         FORM OF NOTICE OF BORROWING

                  II        FORM OF NOTICE OF CONVERSION/CONTINUATION

                  III       FORM OF REQUEST FOR ISSUANCE

                  IV        FORM OF TERM NOTE

                  V         FORM OF REVOLVING NOTE

                  VI        FORM OF SWING LINE NOTE

                  VII       FORM OF COMPLIANCE CERTIFICATE

                  VIII-A    FORM OF OPINION OF SULLIVAN & CROMWELL LLP

                  VIII-B    FORM OF OPINION OF GENERAL COUNSEL OF COMPANY

                  VIII-C    FORM OF OPINION OF CONNECTICUT COUNSEL OF COMPANY

                  IX        FORM OF OPINION OF O'MELVENY & MYERS LLP

                  X         FORM OF ASSIGNMENT AGREEMENT

                  XI        FORM OF SUBSIDIARY GUARANTY

                  XII       FORM OF SECURITY AGREEMENT

                                    SCHEDULES

                  4.1C     CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP;
                           MANAGEMENT

                  5.1      SUBSIDIARIES OF COMPANY

                  5.5B     REAL PROPERTY

                  5.5C     INTELLECTUAL PROPERTY

                  5.6      LITIGATION

                  5.8      MATERIAL CONTRACTS

                  5.11     CERTAIN EMPLOYEE BENEFIT PLANS

                  5.13     ENVIRONMENTAL MATTERS

                  7.1      CERTAIN EXISTING INDEBTEDNESS

                  7.2      CERTAIN EXISTING LIENS

                  7.3      CERTAIN EXISTING INVESTMENTS

                  7.4      CERTAIN EXISTING CONTINGENT OBLIGATIONS

                                    EXHIBIT I

                          [FORM OF NOTICE OF BORROWING]

                               NOTICE OF BORROWING

                  Pursuant to that certain Credit Agreement dated as of April 25, 2003, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders ("LENDERS"), CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT"), this represents Company's request to borrow as follows:

         1.       Date of borrowing:  ___________________, _________

         2.       Amount of borrowing:  $___________________

         3.       Lender(s):            [ ] a. Lenders, in accordance with
                                               their applicable Pro Rata Shares
                                        [ ] b. Swing Line Lender

         4.       Type of Loans:        [ ] a. Term Loan
                                        [ ] b. Revolving Loan
                                        [ ] c. Swing Line Loan

         5.       Interest rate option: [ ] a. Base Rate Loan(s)
                                        [ ] b. LIBOR Loans with an initial
                                               Interest Period of ____________
                                               month(s)

         6. The proceeds of such Loans are to be disbursed to the Company's account at:

                                        Bank:        _________________________
                                        ABA No.:     _________________________
                                        Attn:        _________________________
                                        Account No.: _________________________
                                        Reference:   _________________________

                  The undersigned officer, to the best of his or her knowledge, and Company certify that:

                                                             Notice of Borrowing

                  (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

                  (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default; and

                  (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED: ____________________                     OXFORD HEALTH PLANS, INC.

                                                By: ________________________
                                                Title: _____________________

                                                             Notice of Borrowing

                                   EXHIBIT II

                   [FORM OF NOTICE OF CONVERSION/CONTINUATION]

                        NOTICE OF CONVERSION/CONTINUATION

                  Pursuant to that certain Credit Agreement dated as of April 25, 2003, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT"), this represents Company's request to convert or continue Loans as follows:

         1.       Date of conversion/continuation: __________________, _______

         2.       Amount of Loans being converted/continued: $_________________

         3.       Type of Loans being        [ ] a. Term Loans
                  converted/continued:       [ ] b. Revolving Loans

         4.       Nature of conversion/continuation:
                    [ ] a. Conversion of Base Rate Loans to LIBOR Loans
                    [ ] b. Conversion of LIBOR Loans to Base Rate Loans
                    [ ] c. Continuation of LIBOR Loans as such

         5. If Loans are being continued as or converted to LIBOR Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: _______________ month(s)

                  In the case of a conversion to or continuation of LIBOR Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Event of Default has occurred and is continuing under the Credit Agreement.

DATED: _____________________                        OXFORD HEALTH PLANS, INC.

                                                    By: _______________________
                                                    Title: ____________________

                                               Notice of Conversion/Continuation

                                   EXHIBIT III

                         [FORM OF REQUEST FOR ISSUANCE]

                              REQUEST FOR ISSUANCE

                  Pursuant to that certain Credit Agreement dated as of April 25, 2003, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT"), this represents Company's request for the issuance of a Letter of Credit by [Administrative Agent][name of other Lender] as follows:

         1.       Issuing Lender:       a.    Administrative Agent
                                        b.    [_______________________]

         2.       Date of issuance of Letter of Credit: _____________, ________

         3.       Type of Letter of Credit:   [ ] a. Commercial Letter of Credit

                                              [ ] b. Standby Letter of Credit

         4.       Face amount of Letter of Credit: $________________________

         5.       Expiration date of Letter of Credit: _______________, ________

         6.       Name and address of beneficiary:
                  _______________________________________________
                  _______________________________________________
                  _______________________________________________
                  _______________________________________________

         7.       Attached hereto is:
                    [ ] a. the verbatim text of such proposed Letter of Credit

                    [ ] b. a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

                  The undersigned officer, to the best of his or her knowledge, and Company certify that:

                                      III-1                 Request for Issuance
                                                            of Letter of Credit

                  (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

                  (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default; and

                  (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED: ____________________                        OXFORD HEALTH PLANS, INC.

                                                   By: ________________________
                                                   Title: _____________________

                                      III-2                 Request for Issuance
                                                             of Letter of Credit

                                   EXHIBIT IV

                               [FORM OF] TERM NOTE

                            OXFORD HEALTH PLANS, INC.

$_____________________                                       [Place of Delivery]
                                                              _________,______

                  FOR VALUE RECEIVED, OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), promises to pay to __________________ ("PAYEE") or its registered assigns the principal amount of _________________ ($___________). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

                  Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 25, 2003 by and among Company, the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT") (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                  This Note is one of Company's "Term Notes" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

                  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

                                      IV-1                             Term Note

                  Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                  This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                  The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                  This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

                  No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                  Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                                      IV-2                             Term Note

                  IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                          OXFORD HEALTH PLANS, INC.

                                          By: __________________________
                                          Title: ________________________

                                      IV-3                             Term Note

                                    EXHIBIT V

                            [FORM OF] REVOLVING NOTE

                            OXFORD HEALTH PLANS, INC.

$_____________________                                       [Place of Delivery]
                                                               _________, ____

                  FOR VALUE RECEIVED, OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), promises to pay to ________________ ("PAYEE") or its registered assigns, the lesser of (x) _______________________ ($____________________) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

                  Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 25, 2003 by and among Company, the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT") (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                  This Note is one of Company's "Revolving Notes" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

                  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

                                      V-1                         Revolving Note
affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

                  Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                  This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                  The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                  This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

                  No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                  Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                                      V-2                         Revolving Note

                  IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                          OXFORD HEALTH PLANS, INC.

                                          By: __________________________
                                          Title: _______________________

                                      V-3                         Revolving Note

                                  TRANSACTIONS

                                       ON

                                 REVOLVING NOTE

                                                                           Outstanding
                Type of           Amount of            Amount of            Principal
               Loan Made          Loan Made         Principal Paid           Balance           Notation
Date           This Date          This Date            This Date            This Date          Made By
----           ---------          ---------         --------------         -----------         --------

                                      V-4                         Revolving Note

                                   EXHIBIT VI

                            [FORM OF] SWING LINE NOTE

                            OXFORD HEALTH PLANS, INC.

$___________                                                 [Place of Delivery]
                                                             ________, ________

                  FOR VALUE RECEIVED, OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), promises to pay to _______________________ ("PAYEE") or its registered assigns, the lesser of (x) _______________________ ($________________________) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

                  Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 25, 2003 by and among Company, the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT") (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                  This Note is Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

                  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

                  Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                  This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

                                      VI-1                       Swing Line Note

                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                  The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                  This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

                  No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                  Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

               [Remainder of this page intentionally left blank.]

                                      VI-2                       Swing Line Note

                  IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                          OXFORD HEALTH PLANS, INC.

                                          By: __________________________
                                          Title: ________________________

                                      VI-3                       Swing Line Note

                                  TRANSACTIONS

                                       ON

                                 SWING LINE NOTE

                                                                       Outstanding
                      Amount of                 Amount of               Principal
                      Loan Made               Principal Paid             Balance                Notation
Date                  This Date                 This Date               This Date                Made By
----                  ---------               --------------           -----------              --------

                                      VI-4                       Swing Line Note

                                   EXHIBIT VII

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

                  (1) We are the duly elected [Title] and [Title] of OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY");

                  (2) We have reviewed the terms of that certain Credit Agreement dated as of April 25, 2003, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions listed therein as Lenders, CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, "ADMINISTRATIVE Agent"), BANK OF AMERICA, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders (collectively, in such capacity, the "DOCUMENTATION AGENT"), and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

                  (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

                  [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

_______________________________________________________________________________]

                                      VII-1               Compliance Certificate

                  The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                          OXFORD HEALTH PLANS, INC.

                                          By: __________________________
                                          Title: _______________________

                                          By: __________________________
                                          Title: _______________________

                                     VII-2                Compliance Certificate

                                ATTACHMENT NO. 1

                            TO COMPLIANCE CERTIFICATE

                  This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.       INDEBTEDNESS

         1.       Indebtedness of Regulated Subsidiaries in respect of
                  Capital Leases, Purchase Money Obligations or similar
                  financing transactions permitted under subsection 7.1(iii):           $_____________

         2.       Maximum permitted under subsection 7.1(iii):                          $   50,000,000

         3.       Permitted Indebtedness under subsection 7.1(vi):                      $_____________

         4.       Amount of Term Loans outstanding:                                     $_____________

         5.       Amount of Extended Maturity Indebtedness outstanding:                 $_____________

         6.       Maximum amount of Permitted Indebtedness under
                  subsection 7.1(vi) ($600,000,000 - A.4 - A.5)                         $_____________

         7.       Indebtedness permitted under subsection 7.1(vii):                     $_____________

         8.       Maximum permitted under subsection 7.1(vii):                          $   10,000,000

         9.       Assumed Indebtedness permitted under
                  subsection 7.1(viii):                                                 $_____________

         10.      Maximum permitted under subsection 7.1(viii):                         $    5,000,000

         11.      Other Indebtedness permitted under subsection 7.1(ix):                $_____________

         12.      Other Contingent Obligations permitted under
                  subsection 7.4(viii) (D.3):                                           $_____________

         13.      Permitted other Indebtedness and other Contingent
                  Obligations (A.11 + A.12):                                            $_____________

         14.      Maximum other Indebtedness and other Contingent
                  Obligations permitted under subsection 7.1(ix):                       $    5,000,000

B.       LIENS

         1.       Indebtedness secured by Liens permitted under
                  subsection 7.2A(iv):                                                  $_____________

         2.       Maximum permitted under subsection 7.2A(iv):                          $    5,000,000

         3.       Other Indebtedness secured by Liens permitted under
                  subsection 7.2A(vi):                                                  $_____________

         4.       Maximum permitted under subsection 7.2A(vi):                          $    5,000,000

                                     VII-3                Compliance Certificate

C.       INVESTMENTS

         1.       Consideration paid in Permitted Acquisitions
                  under subsection 7.3(vi):                                             $_____________

         2.       Assumed Indebtedness permitted under subsection
                  7.1(viii) (A.9):                                                      $_____________

         3.       Consideration paid in Permitted Acquisitions and
                  assumed Indebtedness (C.1 + C.2):                                     $_____________

         4.       Maximum permitted under subsection 7.3(vi):                           $  100,000,000

         [NOTE No need to calculate Available Cash unless aggregate consideration of Permitted Acquisition(s) exceeds $100,000,000]

         5.       Investments described in subsection 7.3(i) at Company
                  and Subsidiary Guarantors (excluding any cash on hand
                  at a Regulated Subsidiary of Company) after giving effect
                  to transaction (   /   /   ) [insert date]:                           $_____________

         6.       Amount of next four payments required to be made
                  in respect of Loans under subsection 2.4A:                            $_____________

         7.       Available Cash (C.5 - $75,000,000 - C.6):                             $_____________

         6.       Available Cash after giving effect to Permitted Acquisition:          $_____________

         9.       Minimum Available Cash after giving effect to
                  Permitted Acquisition:                                                $         1.00

         10.      Other Investments permitted under subsection 7.3(vii):                $_____________

         11.      Available Cash (C.7):                                                 $_____________

         14.      Available Cash after giving effect to other Investments
                  permitted under subsection 7.3(vii):                                  $_____________

         15.      Minimum Available Cash after giving effect to other
                  Investments permitted under subsection 7.3(vii):                      $         1.00

D.       CONTINGENT OBLIGATIONS

         1.       Contingent Obligations under guarantees of
                  obligations of suppliers, customers, franchisees
                  and licensees permitted under subsection 7.4(v):                      $_____________

         2.       Maximum permitted under subsection 7.4(v):                            $    5,000,000

         3.       Other Contingent Obligations permitted under subsection
                  7.4(viii) (A.12):                                                     $_____________

         4.       Permitted other Indebtedness and other Contingent
                  Obligations (A.13):                                                   $_____________

         5.       Maximum Other Indebtedness and Other Contingent
                  Obligations permitted under subsection 7.4(viii):                     $    5,000,000

                                     VII-4                Compliance Certificate

E.       RESTRICTED JUNIOR PAYMENTS

         1.       Restricted Junior Payments made pursuant to subsection
                  7.5 during period:                                                    $_____________

         2.       Available Cash (C.7):                                                 $_____________

         3.       Available Cash after giving effect to Restricted Junior
                  Payment:                                                              $_____________

         4.       Minimum Available Cash after giving effect to
                  Restricted Junior Payment:                                            $         1.00

F. MINIMUM INTEREST COVERAGE RATIO (for the four-Fiscal Quarter period ending _____________, ____)

         1.       Consolidated Net Income:                                              $_____________

         2.       Consolidated Interest Expense:                                        $_____________

         3.       Amount of provisions for taxes based on income:                       $_____________

         4.       Amount of total depreciation expense:                                 $_____________

         5.       Amount of total amortization expense:                                 $_____________

         6.       Amount of charges relating to securities litigation,
                  including reserves for legal expenses, involving Company
                  not to exceed $196,300,000:                                           $_____________

                  [Note: list amount, but if such amount is greater than $196,300,000, list $196,300,000]

         7.       Charges in connection with termination of a contract with
                  Computer Sciences Corporation not to exceed
                  $15,500,000:                                                          $_____________

                  [Note: list amount, but if such amount is greater than $15,500,000, list $15,500,000]

         8.       Non-recurring and extraordinary items, but only, in the
                  cases of F.2 through F.7, to the extent deducted in the
                  Calculation of Consolidated Net Income:                               $_____________

         9.       Investments and other income, net:                                    $_____________

         10.      Recoveries of amounts set forth F.6 that were added
                  to Consolidated Net Income
                  to determine Consolidated EBITDA for a prior period :                 $_____________

         11.      Non-recurring and extraordinary items added in the
                  Calculation of Consolidated Net Income:                               $_____________

         12.      Consolidated EBITDA (F.1 + F.2 + F.3 + F.4 + F.5 + F.6
                  F.6 + F.7 + F.8 - F.9 - F.10 - F.11):                                 $_____________

         13.      Consolidated Interest Expense (F.2):                                  $_____________

         14.      Amount of any interest expense not payable in Cash:                   $_____________

         15.      Consolidated Cash Interest Expense (F.13 - F.14):                     $_____________

                                     VII-5                Compliance Certificate

         16.      Interest Coverage Ratio (F.12:F.15):                                       ____:1.00

         17.      Minimum ratio required under subsection 7.6A:                              5.00:1.00

G.       MAXIMUM LEVERAGE RATIO (as of _____________, ____)

         1.       Aggregate amount of all Indebtedness of Company and
                  its Subsidiaries determined on a consolidated basis:                  $_____________

         2.       Letter of Credit Usage:                                               $_____________

         3.       Face amount of outstanding letters of credit issued for
                  the benefit of Company and its Subsidiaries not issued
                  pursuant to the Credit Agreement:                                     $_____________

         4.       Consolidated Total Debt (G.1 + G.2 + G.3):                            $_____________

         5.       Available Cash (C.7):                                                 $_____________

         6.       G.4 - G.5:                                                            $_____________

         7.       Consolidated EBITDA (F.12):                                           $_____________

         8.       Consolidated Leverage Ratio (G.6:G.7):                                     ____:1.00

         9.       Maximum ratio permitted under subsection
                  7.6B:                                                                      1.40:1.00

H.       MINIMUM CONSOLIDATED NET WORTH (as of ____________, ____)

         1.       Consolidated Net Worth:                                               $_____________

         2.       Consolidated Net Income for each Fiscal Quarter
                  ending on and after December 31, 20021:                               $_____________

         3.       75% of H.2:                                                           $_____________

         4.       Net proceeds of proceeds of equity Securities                         $_____________

         5.       75% of H.4:                                                           $_____________

         6.       Aggregate amount of repurchases of Company common
                  stock permitted by subsection 7.5, including such
                  repurchases for the period between December 31, 2002
                  and the Closing Date:                                                 $_____________

         7.       Minimum required Consolidated Net Worth under
                  subsection 7.6C ($425,000,000 + H.3 + H.5 - H.6):                     $_____________

-------------------------------
(1) If Consolidated Net Income for any Fiscal Quarter is negative, for purposes of this calculation, Consolidated Net Income for such quarter equals zero.

                                     VII-6                Compliance Certificate

I.       CAPITAL REQUIREMENT FOR PRINCIPAL SUBSIDIARIES

         [NOTE        To be calculated for each Principal Subsidiary]

         1.       Amount of capital:                                                    $_____________

         2.       100% of Company Action Level Risk-based Capital:                      $_____________

         3.       100% of the requirements of statutory capital:                        $_____________

         4.       Minimum required capital under subsection 7.6D
                  (the greater of I.2 and I.3):                                         $_____________

J.       FUNDAMENTAL CHANGES

         1.       Aggregate fair market value of assets sold in any one
                  or more Asset Sales after Closing Date in one or more
                  transactions permitted under subsection 7.7(iv):                      $_____________

         2.       Maximum permitted under subsection 7.7(iv):                           $    2,000,000

K.       CONSOLIDATED CAPITAL EXPENDITURES

         1.       Consolidated Capital Expenditures for Fiscal
                  Year-to-date:                                                         $_____________

         2.       Amount of Consolidated Capital Expenditures
                  permitted under subsection 7.8 for Fiscal Year:                       $   60,000,000

         3.       Consolidated Capital Expenditures for prior
                  Fiscal Year:                                                          $_____________

         4.       Excess of permitted Consolidated Capital Expenditures
                  over actual Consolidated Capital Expenditures
                  ($60,000,000 - K.3) for prior Fiscal Year:                            $_____________

         5.       Permitted carry-forward (lesser of $12,000,000 or K.4):               $_____________

         6.       Maximum Consolidated Capital Expenditures
                  Amount (K.2 + K.5):                                                   $_____________

                                     VII-7                Compliance Certificate

                                 EXHIBIT VIII-A

                  [FORM OF OPINION OF SULLIVAN & CROMWELL LLP]

                                    [To Come]

                                 EXHIBIT VIII-B
                 [FORM OF OPINION OF GENERAL COUNSEL OF COMPANY]

                                    [To Come]

                                 EXHIBIT VIII-C
                    [FORM OF OPINION OF ROBINSON & COLE LLP]

                                    [To Come]

                                   EXHIBIT IX

                   [FORM OF OPINION OF O'MELVENY & MYERS LLP]

                               [O'M&M Letterhead]

                                 April __, 2003

                                                                     185,550-029

Credit Suisse First Boston
11 Madison Avenue, 8th Floor
New York, New York 10010
Attention: Department Manager
Facsimile: (212) 325-8304

              and

The Lenders Party to the Credit
  Agreement Referenced Below

         Re:   Loans to Oxford Health Plans, Inc.

Ladies and Gentlemen:

                  We have acted as counsel to Credit Suisse First Boston, as Administrative Agent (in such capacity, "ADMINISTRATIVE AGENT"), in connection with the preparation and delivery of a Credit Agreement dated as of April __, 2003 (the "Credit Agreement") among Oxford Health Plans, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as lenders, and Administrative Agent and in connection with the preparation and delivery of certain related documents.

                  We have participated in various conferences with representatives of Company and Administrative Agent and conferences and telephone calls with Daniel Gregoire, Company's General Counsel, Sullivan & Cromwell LLP, special counsel to Company, Robinson & Cole LLP, Connecticut counsel to the Company, and with your representatives, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Closing") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), and the opinions of Daniel Gregoire, Sullivan & Cromwell LLP and Robinson & Cole LLP (the "Opinions") and the officer's certificates and other documents delivered at the Closing. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

                  Although we have not independently considered all of the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinions and the officer's certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.

                                          Respectfully submitted,

                                    EXHIBIT X

                  [FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

                  This Assignment and Assumption Agreement (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] ("Assignor") and [Insert name of Assignee] ("Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

                  For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all or a portion of Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the "Assigned Interest"). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment, without representation or warranty by Assignor.

1. Assignor:  ______________________________

2. Assignee:  ______________________________ and is an Affiliate/Approved Fund

3. Borrower:  Oxford Health Plans, Inc.

4. Administrative Agent: Credit Suisse First Boston, as the administrative agent under the Credit Agreement

5. Credit Agreement The $450,000,000 Credit Agreement dated as of April __, 2003 among Oxford Health Plans, Inc., the Lenders parties thereto, Credit Suisse First Boston, as Administrative Agent, and the other agents parties thereto

6. Assigned Interest:

                                        Aggregate
                                        Amount of                     Amount of               Percentage
                                     Commitment/Loans             Commitment/Loans           Assigned of
    Facility Assigned                for all Lenders                   Assigned           Commitment/Loans(1)
---------------------------          ----------------             ----------------        -------------------
Revolving Loan Commitment             $_____________               $_____________             __________%

Term Loan Commitment                  $_____________               $_____________             __________%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

          The terms set forth in this Assignment are hereby agreed to:

                                          ASSIGNOR
                                          [NAME OF ASSIGNOR]

                                          By: _________________________________
                                              Title:

                                          ASSIGNEE
                                          [NAME OF ASSIGNEE]

                                          By: _________________________________
                                              Title:

[Consented to and] Accepted:

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch, as Administrative Agent

By: _________________________________
    Title:

By: _________________________________
    Title:

--------------------------------
(1) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to:

OXFORD HEALTH PLANS, INC.]1

By: _________________________________
    Title:

---------------------------------
(1) Only to the extent no Event of Default has occurred and is continuing.

                                                                         ANNEX 1

                            OXFORD HEALTH PLANS, INC.
                          $450,000,000 CREDIT AGREEMENT

                  STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
                            AND ASSUMPTION AGREEMENT

                  1.       Representations and Warranties.

                  1.1      Assignor. Assignor (a) represents and warrants that
(i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Credit Documents"), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or
(iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

                  1.2      Assignee. Assignee (a) represents and warrants that
(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

                  2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignee whether such amounts have accrued prior to or on or after the Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                  3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

                                   EXHIBIT XI

                          [FORM OF] SUBSIDIARY GUARANTY

                  This SUBSIDIARY GUARANTY is entered into as of April __, 2003 by THE UNDERSIGNED (each a "GUARANTOR" and collectively, "GUARANTORS") in favor of and for the benefit of CREDIT SUISSE FIRST BOSTON, as Administrative Agent for and representative of (in such capacity herein called "GUARANTIED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and any Interest Rate Exchangers (as hereinafter defined), and for the benefit of the other Beneficiaries (as hereinafter defined).

                                    RECITALS

                  A. OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), has entered into that certain Credit Agreement dated as of April __, 2003 with Lenders, BANK OF AMERICA, N.A., as syndication agent for Lenders, FLEET NATIONAL BANK and JPMORGAN CHASE BANK, each as a documentation agent for Lenders, and Guarantied Party, as Administrative Agent for Lenders (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

                  B. Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements (collectively, the "LENDER INTEREST RATE AGREEMENTS") with one or more Lenders (in such capacity, collectively, "INTEREST RATE EXCHANGERS") as permitted by the terms of the Credit Agreement, and it is desired that the obligations of Company under Lender Interest Rate Agreements, including the obligation of Company to make payments thereunder in the event of early termination thereof (all such obligations being the "INTEREST RATE OBLIGATIONS"), together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

                  C. A portion of the proceeds of the Loans may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

                  D. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company's obligations thereunder be guarantied by Guarantors.

                  E.       Guarantors are willing irrevocably and
unconditionally to guaranty such obligations of Company.

                  NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Interest Rate Exchangers to enter into the Lender Interest Rate Agreements, Guarantors hereby agree as follows:

ARTICLE I. DEFINITIONS

                  SECTION 1. CERTAIN DEFINED TERMS. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

         "BENEFICIARIES" means Guarantied Party, Lenders and any Interest Rate Exchangers.

         "GUARANTIED OBLIGATIONS" has the meaning assigned to that term in subsection 2.1.

         "GUARANTY" means this Subsidiary Guaranty, as it may be amended, restated, supplemented or otherwise modified from time to time.

         "PAYMENT IN FULL", "PAID IN FULL" or any similar term means payment in full of the Guarantied Obligations, including all principal, interest, costs, fees and expenses (including reasonable legal fees and expenses) of Beneficiaries as required under the Loan Documents and the Lender Interest Rate Agreements.

                  SECTION 2. INTERPRETATION.

                  (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided.

                  (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

ARTICLE II. THE GUARANTY

                  SECTION 1. GUARANTY OF THE GUARANTIED OBLIGATIONS. Subject to the provisions of subsection 2.2(a), in order to induce Lenders to extend credit to Company pursuant to the Credit Agreement and the entry by Interest Rate Exchangers into the Lender Interest Rate Agreements, Guarantors jointly and severally irrevocably and unconditionally guaranty the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)). The term "GUARANTIED OBLIGATIONS" is used herein in its most comprehensive sense and includes:

         (a) any and all Obligations of Company and any and all Interest Rate Obligations, in each case now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents and the Lender Interest Rate Agreements, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue the Obligations of Company or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding; and

         (b)      those expenses set forth in subsection 2.8 hereof.

                  SECTION 2. LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY GUARANTORS.

         (a) Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under subsection 2.2(b)).

         (b) Guarantors under this Guaranty together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty, that Guarantor shall be entitled to a contribution from each of the other Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

                  SECTION 3. PAYMENT BY GUARANTORS; APPLICATION OF PAYMENTS. Subject to the provisions of subsection 2.2(a), Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then owed to Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by Guarantied Party as provided in subsection 2.4D of the Credit Agreement.

                  SECTION 4. LIABILITY OF GUARANTORS ABSOLUTE. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

         (a) This Guaranty is a guaranty of payment when due and not of collectibility.

         (b) Guarantied Party may enforce this Guaranty upon the occurrence of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Interest Rate Agreement (either such occurrence being an "EVENT OF DEFAULT" for purposes of this Guaranty).

         (c) The obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Interest Rate Agreements and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company under the Loan Documents or the Lender Interest Rate Agreements, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions.

         (d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guarantied Obligations.

         (e) Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other

Guarantor) with respect to the Guarantied Obligations; (v) upon the occurrence and continuance of an Event of Default, enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with the Credit Agreement or the applicable Lender Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Lender Interest Rate Agreements.

         (f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Lender Interest Rate Agreements, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents, any of the Lender Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document, such Lender Interest Rate Agreement or any agreement relating to such other guaranty or security except to the extent the Guarantied Obligations are modified as a result thereof; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guarantied Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than a defense that the Guarantied Obligations are not due pursuant to the express terms of the Credit Agreement and the other Loan Documents); and
(viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

                  SECTION 5. WAIVERS BY GUARANTORS. Each Guarantor hereby waives, for the benefit of Beneficiaries:

         (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

         (b) any defense arising by reason of the incapacity, lack of authority or any disability or other similar defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations;

         (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

         (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct;

         (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

         (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Interest Rate Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in subsection 2.4 hereof and any right to consent to any thereof; and

         (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

                  SECTION 6. GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC. Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

                  SECTION 7. SUBORDINATION OF OTHER OBLIGATIONS. Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

                  SECTION 8. EXPENSES. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Beneficiaries harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred or expended by any Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty.

                  SECTION 9. CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

                  SECTION 10. AUTHORITY OF GUARANTORS OR COMPANY. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

                  SECTION 11. FINANCIAL CONDITION OF COMPANY. Any Loans may be granted to Company or continued from time to time, and any Lender Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Lender Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

                  SECTION 12. RIGHTS CUMULATIVE. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the other Loan Documents, any of the Lender Interest Rate Agreements or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between Company and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

                  SECTION 13. BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF GUARANTY.

         (a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Guarantied Party acting pursuant to the instructions of Requisite Obligees (as defined in subsection 4.14), commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

         (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and Beneficiaries that the Guarantied Obligations which are guarantied by Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Guarantied Party, or allow the claim of Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.

         (c) In the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

                  SECTION 14. SET OFF. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall be due and owing by any Guarantor to any Beneficiary under this Guaranty at any time an Event of Default has occurred and is continuing, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to such Guarantor and any other property of such Guarantor held by any Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

                  SECTION 15. DISCHARGE OF GUARANTY UPON SALE OF GUARANTOR. If all of the stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in an Asset Sale not prohibited by subsection 7.7 of the Credit Agreement or otherwise consented to by Requisite Lenders, the obligations of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale; provided that, as a condition precedent to such discharge and release, Guarantied Party shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery to Guarantied Party of the applicable Net Asset Sale Proceeds.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

                  In order to induce Beneficiaries to accept this Guaranty and to enter into the Credit Agreement and to make the Loans thereunder, each Guarantor hereby represents and warrants to Beneficiaries that the following statements are true and correct:

                  SECTION 1. EXISTENCE. Such Guarantor is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, has the necessary power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation or other business entity, as the case may be, and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 2. POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Such Guarantor has the necessary power, authority and legal right to execute, deliver and perform this Guaranty and all obligations required hereunder and has taken all necessary action to authorize its guaranty hereunder on the terms and conditions hereof and its execution, delivery and performance of this Guaranty and all obligations required hereunder. No consent of any other person including, without limitation, stockholders or partners and creditors of such Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder, except for such consents, licenses, permits, approvals, authorizations, exemptions, notices, reports, registrations, filings and declarations as are in full force and effect as of the date hereof or the absence of which could not reasonably be expected to result in a Material Adverse Effect. This Guaranty has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer, partner or member, as the case may be, of such Guarantor, and this Guaranty constitutes, and each instrument or document required hereunder when executed and delivered by such Guarantor hereunder will constitute, the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or equitable principles relating to or limiting creditors' rights generally.

                  SECTION 3. NO LEGAL BAR TO THIS GUARANTY. The execution, delivery and performance of this Guaranty and the documents or instruments required hereunder, and the use of the proceeds of the borrowings under the Credit Agreement, in each case by each Guarantor do not and will not (i) violate any provision of any law, any governmental rule or regulation or any Health Care Regulations applicable to such Guarantor, subject to the approval of the applicable Government Entity, if any, with respect to the exercise of certain rights and remedies by Lenders applicable to such Guarantor, the Certificate or Articles of Incorporation or other formation or charter document or Bylaws of such Guarantor or any order, judgment or decree of any court or other Government Entity binding on such Guarantor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Guarantor (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of equity holders or any approval or consent of any Person under any Contractual Obligation of such Guarantor, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders and except for, in the case of clauses (i), (ii), (iii) and (iv) any such violation, conflict, breach, default, Lien or failure to obtain such approval or consent that could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV. MISCELLANEOUS

                  SECTION 1. SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and the Lender Interest Rate Agreements and any increase in the Commitments under the Credit Agreement.

                  SECTION 2. NOTICES. Any communications between Guarantied Party and any Guarantor and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by facsimile transmission or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Guarantied Party or any Guarantor shall not be effective until received.

                  SECTION 3. SEVERABILITY. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 4. AMENDMENTS AND WAIVERS. Except as expressly provided herein, no amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

                  SECTION 5. HEADINGS. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

                  SECTION 6. APPLICABLE LAW; RULES OF CONSTRUCTION. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS AND BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Guaranty mutatis mutandis.

                  SECTION 7. SUCCESSORS AND ASSIGNS. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon such

Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

                  SECTION 8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                           (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                           (2)      WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                           (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 4.2;

                           (4)      AGREES THAT SERVICE AS PROVIDED IN CLAUSE
                  (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                           (5) AGREES THAT BENEFICIARIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

                           (6)      AGREES THAT THE PROVISIONS OF THIS
                  SUBSECTION 4.8 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

         SECTION 9. WAIVER OF TRIAL BY JURY. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH BENEFICIARY EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, each Beneficiary (i) acknowledges that this waiver is a material inducement for such Guarantor and Beneficiaries to enter into a business relationship, that such Guarantor and Beneficiaries have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 4.9 AND EXECUTED BY GUARANTIED PARTY AND EACH GUARANTOR), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

                  SECTION 10. NO OTHER WRITING. This writing is intended by Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

                  SECTION 11. FURTHER ASSURANCES. At any time or from time to time, upon the request of Guarantied Party, Guarantors shall execute and deliver such further documents and do such other acts and things as Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.

                  SECTION 12. ADDITIONAL GUARANTORS. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "ADDITIONAL GUARANTOR"), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

                  SECTION 13. COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

                  SECTION 14. GUARANTIED PARTY AS ADMINISTRATIVE AGENT.

         (a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders and, by their acceptance of the benefits hereof, Interest Rate Exchangers. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of (i) Requisite Lenders or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Lender Interest Rate Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Interest Rate Agreement) under all Lender Interest Rate Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as "REQUISITE OBLIGEES"). In furtherance of the foregoing provisions of this subsection 4.14, each Interest Rate Exchanger, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Guaranty, it being understood and agreed by such Interest Rate Exchanger that all rights and remedies hereunder may be exercised solely by Guarantied Party for the benefit of Beneficiaries in accordance with the terms of this subsection 4.14.

         (b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; removal of Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party's resignation or removal hereunder as Guarantied

Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

                  SECTION 15. NOTICE OF INTEREST RATE AGREEMENTS. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Interest Rate Exchanger until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Interest Rate Exchanger as to the existence and terms of the applicable Lender Interest Rate Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

                                          [NAMES OF GUARANTORS]

                                          By: ________________________________
                                              Name:
                                              Title:

                                          Address: ___________________________
                                                   ___________________________
                                                   ___________________________

Acknowledgement (for purposes of Section 4.9 only):

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch, as Guarantied Party

By: ___________________________________
    Name:
    Title:

By: ___________________________________
    Name:
    Title:

                                     XI-S-1

                                    EXHIBIT A

                 [FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

                  This COUNTERPART (this "Counterpart"), dated _____, 200__, is delivered pursuant to Section 4.12 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Subsidiary Guaranty, dated as of April __, 2003 (as it may be from time to time amended, restated, modified or supplemented, the "Guaranty"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Credit Suisse First Boston, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with
Section 4.12 thereof and agrees to be bound by all of the terms thereof.

                              _____________________________________________
                                     (Name of Additional Guarantor)

                              By: _________________________________________
                                  Name:
                                  Title:

                              Address: ____________________________________
                                       ____________________________________
                                       ____________________________________